UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Amphenol Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2022 ANNUAL MEETING
and
PROXY STATEMENT
AMPHENOL CORPORATION
358 HALL AVENUE
WALLINGFORD, CONNECTICUT 06492

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
TIME AND DATE
11:00 a.m., Wednesday, May 18, 2022
PLACE
Amphenol Corporation
World Headquarters
Conference Center
358 Hall Avenue
Wallingford, CT 06492
(203) 265-8900
AGENDA
1.
To elect nine directors as named for the term indicated in the proxy statement.

2.
To ratify the selection of Deloitte & Touche LLP as independent public accountants.

3.
To conduct an advisory vote to approve compensation of named executive officers.

4.
To vote on the stockholder proposal set forth in the proxy statement, if properly presented at the Annual Meeting.

5.
To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

By Order of the Board of Directors
Lance E. D’Amico
Senior Vice President, Secretary and General Counsel
April 11, 2022
—IMPORTANT— PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 18, 2022: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2021 are available at www.edocumentview.com/APH.

i

2022 Proxy Summary
This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement and the 2021 Amphenol Annual Report to Stockholders carefully before voting.
Annual Meeting of Stockholders
• Time and Date	11:00 a.m., Wednesday, May 18, 2022
• Place	Amphenol Corporation World Headquarters Conference Center 358 Hall Avenue Wallingford, CT 06492
• Record Date	March 21, 2022
• Voting	Stockholders as of the record date are entitled to vote. Each share of Common Stock is entitled to one vote for each director nominee and for each of the other proposals to be voted on.
Meeting Agenda and Voting Matters
	Board Vote Recommendation	Page References (for more detail)
Election of Nine Directors	FOR EACH DIRECTOR NOMINEE	5-19
Other Management Proposals
• Ratification of the selection of Deloitte & Touche LLP as independent public accountants	FOR	22-24
• Advisory vote to approve compensation of named executive officers	FOR	25-51
Stockholder Proposal	AGAINST	54-57

Director Nominees
	Director Tenure	Principal Occupation	Independent	Committee Memberships					Other Public Company Boards
Name				AC	CC	EC	NCGC	PC
Nancy A. Altobello	Since 2021	Former Global Vice Chair, Talent of Ernst & Young	Y						MarketAxess/Wex
Stanley L. Clark	Since 2005	Former Lead Trustee and Senior Advisor of Goodrich, LLC	Y		C		X	X
David P. Falck (Presiding Director)	Since 2013	Former Executive Vice President and General Counsel, Pinnacle West Capital Corporation	Y	X	X		C
Edward G. Jepsen	1989-1997; Since 2005	CEO and Chairman of Coburn Technologies, Inc.	Y	C,F		X		X
Rita S. Lane	Since 2020	Former VP of Operations of Apple Inc.	Y			X	X		L3Harris Technologies/ Sanmina Corporation/Signify N.V.
Robert A. Livingston	Since 2018	Former CEO of Dover Corporation	Y	X,F	X	X			RPM International Inc.
Martin H. Loeffler (Chairman)	Since 1987	Former CEO of Amphenol Corporation	Y
R. Adam Norwitt	Since 2009	President and CEO of Amphenol Corporation	N
Anne Clarke Wolff	Since 2018	Founder and CEO of Independence Point Advisors	Y	X,F			X	C

AC
Audit Committee

C
Chair

CC
Compensation Committee

EC
Executive Committee

F
Financial Expert

NCGC
Nominating/Corporate Governance Committee

PC
Pension Committee

Attendance
In 2021, each of the Company’s directors attended 100% of the Board and Committee meetings on which such director sits, except for one director who did not attend one of the ten Board meetings held in 2021.

Governance Documents
The Company posts the following documents on its website at www.amphenol.com under the heading “Investors”, then “Governance”, and then “Governance Documents”:
Code of Business Conduct and Ethics
Corporate Governance Principles
Global Human Rights Policy
Political Activity Statement
Stock Ownership Guidelines—Directors
Stock Ownership Guidelines—Executives
The Company posts the following Board committee charters on its website at www.amphenol.com under the heading “Investors”, then “Governance”, then “Board of Directors” and then “Committee Charters”:
Audit Committee Charter
Compensation Committee Charter
Executive Committee Charter
Nominating/Corporate Governance Committee Charter
Pension Committee Charter
A printed copy of any of these documents will be provided to any stockholder of the Company free of charge upon written request to the Company, c/o Secretary, Amphenol Corporation, 358 Hall Avenue, Wallingford, Connecticut 06492.
Executive Compensation
At the 2021 annual meeting of stockholders, the Company’s stockholders cast a non-binding advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the proxy statement for that meeting. The Company’s stockholders overwhelmingly approved the proposal with more than 89% of the shares voted being cast in favor of the proposal. These programs and policies remain unchanged, as described in detail beginning on page 25. The Company’s core management compensation program includes base salary, an annual performance-based incentive plan payment opportunity, an annual stock option award (with 20% vesting each year over a five-year period), insurance benefits and retirement benefits.
The compensation program for the named executive officers emphasizes at-risk, performance-based elements. Fixed compensation elements, including base salary, retirement benefits and other compensation are designed to be market competitive for purposes of retention, and to a lesser extent, recruitment. However, it is intended that a larger part of the named executive officers’ compensation be geared to reward performance that generates long-term shareholder value.
For the Company’s Chief Executive Officer, fixed compensation elements including salary, retirement benefits and “all other compensation” comprised approximately 11% of his total 2021 compensation. His at-risk compensation linked to increasing shareholder value comprised approximately 89% of his total 2021 compensation. These at-risk elements include stock options granted with an exercise price equal to the closing price of the Company’s common stock on the date of grant which only generate value if the Company’s share price increases after the grant date. The other at-risk compensation is annual incentive plan compensation which historically has not paid out if year-over-year Adjusted Diluted EPS declines, and rewards the Chief Executive Officer for growth in Company revenues and Adjusted Diluted EPS. For the Company’s other named executive officers as a group, fixed compensation elements comprised approximately 19% of total 2021 compensation while at-risk compensation comprised approximately 81% of total 2021 compensation. As with the Chief Executive Officer, the fixed compensation elements for the other named executive officers include salary, retirement benefits and “all other compensation”, while the at-risk items include stock options and annual incentive plan compensation linked to goals that encourage growth in revenues and either Adjusted Diluted EPS or operating income, depending on the role of the named executive officer.
No changes were made to the 2021 compensation program or annual incentive plan compensation targets as a result of the impact of COVID-19 and the challenges it created for our management team.

v

The Board believes this compensation program is a valuable and appropriate tool which contributes to the Company’s continuing success.
2021 Performance Highlights(1)
Amphenol delivered a record year in 2021, which was particularly impressive considering the disruptions caused by the continuing COVID-19 pandemic, as well as the significant inflationary and supply chain pressures. Notwithstanding this environment, we achieved:
•
Record Sales of $10.876 billion, up 26% in U.S. dollars and 18% organically compared to 2020

•
Record GAAP Diluted EPS of $2.51, up 28% compared to prior year

•
Record Adjusted Diluted EPS of $2.48, up 33% compared to prior year

•
GAAP and Adjusted Operating Margin of 19.4% and 20.0%, respectively

•
Operating and Free Cash Flow of $1.524 billion and $1.167 billion, respectively

•
Invested $360 million into new products, facilities and capabilities to fuel future growth and expansion

•
Completed seven acquisitions

•
Returned more than $1 billion to stockholders

Amphenol’s performance in 2021 enabled us to continue our track record of creating long-term value for our stockholders. During the past two pandemic-impacted years, Amphenol has grown our sales and Adjusted Diluted EPS by 32% and 33% respectively, a significant achievement given the severity and length of the crisis. In addition, over the past ten years, Amphenol has delivered compound annual sales growth of 11% and Adjusted Diluted EPS growth of 13%. This superior performance has created sustained shareholder value as reflected in Amphenol’s stock delivering a 24% compound annual return for the ten years ending December 31, 2021, significantly exceeding the 17% return of the S&P 500 during that same time period.
Amphenol’s unique operating culture enabled us to continue our track record of outperformance in 2021. Despite the challenges posed by the ongoing COVID-19 pandemic as well as other operational difficulties, our team continued to capitalize on our value-creating high-technology solutions and the growth trends in our markets even in times of crisis. We are encouraged by the platform of strength that has been created by the Company’s strong performance in 2021. We believe that our unique Amphenolian culture of entrepreneurial accountability will continue to be the core reason for our success.
Investor Outreach
Amphenol regularly engages with key stockholders to discuss, among other items, governance issues to ensure that management and the Board understand and address issues that are important to the Company’s

(1)
Refer to footnote 1 and accompanying text on page 30 for definitions of certain non-GAAP financial measures. Refer to Part II, Item 7 of the Company’s Form 10-K for definitions and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

stockholders. Through these engagements the Company has obtained valuable feedback. For example, in 2022, the Company adopted an amendment to the Company’s By-Laws to provide that in contested elections, directors will be elected under a plurality voting standard. This varies from the Company’s majority voting standard in uncontested elections. In addition, in 2016, the Board adopted an amendment to the Company’s By-Laws that, among other things, implemented “proxy access”, which, subject to the requirements of the By-Laws, permits any stockholder or group of up to 20 stockholders that beneficially owns at least 3% of the Company’s outstanding Common Stock continuously for three years to nominate candidates for election to the Board and to require the Company to list such nominees in the Company’s proxy statement. In prior years, the Company has taken a variety of other significant actions in response to investor feedback, such as lowering the threshold to call special meetings of stockholders from 50% to 25%, declassifying the Board and providing for the annual election of directors, allowing stockholders to act by written consent and eliminating supermajority voting requirements in the Company’s Certificate of Incorporation and By-Laws. In 2021, in addition to our regular investor engagement, the Company also engaged with a number of other stakeholders on a variety of topics, including various environmental, social and governance (“ESG”) related topics.
Environmental, Social and Governance
At Amphenol, we believe that making sustainable business choices, building strong relationships with our stakeholders and engaging in good corporate governance create long-term value for our Company. We also recognize that our ESG practices and initiatives require transparency and accountability. To that end, we publish a Sustainability Report on an annual basis, the most recent of which is available on the home page of our website. We anticipate publishing our 2021 Sustainability Report prior to the Annual Meeting. For more information about our ESG practices and initiatives, please visit the sustainability section of our website at https://www.amphenol.com/sustainability.
2023 Annual Meeting
Deadline for stockholder proposals to be included in the proxy statement for the 2023 annual meeting of stockholders.	December 12, 2022

PROXY STATEMENT
This proxy statement (first mailed to stockholders on or about April 11, 2022) is furnished to the holders of the Class A Common Stock, par value $.001 per share (“Common Stock”), of Amphenol Corporation (the “Company” or “Amphenol”) in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held in the Conference Center at the Company’s Corporate Headquarters at 358 Hall Avenue, Wallingford, Connecticut 06492 (telephone (203) 265-8900) at 11:00 a.m. on Wednesday, May 18, 2022 (the “Annual Meeting”).
RECORD DATE
The Board of Directors of the Company (the “Board”) has fixed the close of business on March 21, 2022 as the Record Date for the 2022 Annual Meeting (the “Record Date”). Only stockholders of record at the Record Date are entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof, in person or by proxy. At the Record Date, there were 597,538,403 shares of Common Stock outstanding.
PROXIES
The proxy accompanying this proxy statement is solicited on behalf of the Board for use at the Annual Meeting and any postponements or adjournments thereof. Each holder of Common Stock is entitled to one vote for each share of Common Stock held at the Record Date. The holders of record, present in person or by proxy, of a majority of the issued and outstanding shares of Common Stock shall constitute a quorum. Abstentions and broker non-votes are counted as present for quorum purposes.
Shares will be voted in accordance with stockholder instructions. If a stockholder returns a signed proxy card that omits voting instructions for some or all matters to be voted on, the proxy holders will vote on all uninstructed matters in accordance with the recommendations of the Board. In addition, if a stockholder has returned a signed proxy card, the proxy holders will have, and intend to exercise, discretion to vote shares in accordance with their best judgment on any matters not identified in this proxy statement on which a vote is taken at the Annual Meeting. At present, the Company is not aware of any such matter.
For stockholders that hold their shares through an account with a broker and do not give voting instructions on a matter, under the rules of the New York Stock Exchange, the broker is permitted to vote in its discretion only on Proposal 2 (ratification of selection of the independent public accountants) and is required to withhold its vote on each of the other proposals, the withholding of which is referred to as a “broker non-vote.”
The following table illustrates votes required, and the impact of abstentions and broker non-votes.
Proposal	Required Vote	Impact of Abstentions	Impact of Broker Non-Votes
1. Election of directors	Votes “For” a nominee must exceed votes “Against” that nominee	No impact on outcome	Not counted as votes cast; no impact on outcome
2. Ratification of the selection of the independent public accountants	Approval by a majority of the votes cast	No impact on outcome	Not expected; not counted as votes cast; no impact on outcome
3. Advisory vote to approve compensation of named executive officers	Approval by a majority of the votes cast	No impact on outcome	Not counted as votes cast; no impact on outcome
4. Stockholder proposal, if properly presented at the annual meeting	Approval by a majority of the votes cast	No impact on outcome	Not counted as votes cast; no impact on outcome

A proxy may be revoked. For shares that are held in “street name”, the stockholder must follow the directions provided by its bank, broker or other intermediary for revoking or modifying voting instructions. For shares that are registered in the stockholder’s own name, the proxy may be revoked by written notification to the Company Secretary prior to its exercise and providing relevant name and account information, submitting a new proxy card with a later date (which will override the earlier proxy) or voting in person at the Annual Meeting.
Votes on each of the proposals other than election of directors are advisory and therefore not binding on the Company. However, the Board will consider the outcome of these votes in its future deliberations.
The inspectors of election appointed for the Annual Meeting with the assistance of the Company’s transfer agent, Computershare Trust Company, N.A., will tabulate the votes.
The Company pays the cost of preparing, printing, assembling and mailing this proxy soliciting material. The Company has engaged the firm of Georgeson LLC to assist in the distribution of this Notice of 2022 Annual Meeting and Proxy Statement and will pay Georgeson LLC its out of pocket expenses for such services. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. Georgeson LLC has also been retained to assist in soliciting proxies for a fee not expected to exceed $10,000, plus distribution costs and other costs and expenses. Proxies may also be solicited from some stockholders personally, by mail, e-mail, telephone or other means of communication by the Company’s directors, officers and other employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation.
The Company intends to file a Proxy Statement and WHITE proxy card with the SEC in connection with its solicitation of proxies for our 2023 Annual Meeting. Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Listed in the following table are those stockholders known to Amphenol to be the beneficial owners of more than five percent of the Company’s Common Stock as of December 31, 2021.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	64,683,170(1)	10.8%
FMR LLC. 245 Summer Street Boston, MA 02210	47,556,439(2)	7.9%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	43,230,385(3)	7.2%

(1)
The Schedule 13G filed by such beneficial owner on February 9, 2022 for the year ended December 31, 2021 indicates that it has (i) sole voting power over 0 shares, (ii) shared voting power over 959,804 shares, (iii) sole dispositive power over 62,310,888 shares and (iv) shared dispositive power over 2,372,282 shares.

(2)
The Schedule 13G filed by such beneficial owner on February 9, 2022 for the year ended December 31, 2021 indicates that it has (i) sole voting power over 9,468,807 shares, (ii) shared voting power over 0 shares, (iii) sole dispositive power over 47,556,439 shares and (iv) shared dispositive power over 0 shares.

(3)
The Schedule 13G filed by such beneficial owner on February 1, 2022 for the year ended December 31, 2021 indicates that it has (i) sole voting power over 37,938,702 shares, (ii) shared voting power over 0 shares, (iii) sole dispositive power over 43,230,385 shares and (iv) shared dispositive power over 0 shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
Set forth below is certain information with respect to beneficial ownership of the Company’s Common Stock as of April 1, 2022 by each director, the named executive officers (listed in the Summary Compensation Table on page 37) and by all executive officers and directors of the Company as a group. Except as otherwise noted, the individuals listed in the table below have the sole power to vote or transfer the shares reflected in the table.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Nancy A. Altobello	1,837(1)	*
Stanley L. Clark	77,017(1)(2)	*
John D. Craig	16,117(1)	*
William Doherty	541,600(3)	*
David P. Falck	39,813(1)	*
Jean-Luc Gavelle	436,600(3)	*
Edward G. Jepsen	486,737(1)	*
Craig A. Lampo	1,809,000(3)	*
Rita S. Lane	4,839(1)	*
Robert A. Livingston	44,617(1)	*
Martin H. Loeffler	954,069(1)	*
R. Adam Norwitt	5,672,526(4)	*
Luc Walter	1,050,412(3)	*
Anne Clarke Wolff	12,993(1)	*
All executive officers and directors of the Company as a group (16 persons)	12,564,277	2.1%

*
Less than one percent.

(1)
The share ownership amounts in this table include 74,614, 13,386, 37,410, 484,334, 42,214 and 2,436 and 10,590 shares which are owned directly by Messrs. Clark, Craig, Falck, Jepsen, Livingston and Ms. Lane and Ms. Wolff, respectively; and 951,666 shares which are held in trusts over which Mr. Loeffler has sole voting power. The share ownership amounts in this table include 13,386 shares owned by Mr. Craig and 328 shares owned by his spouse. This table also includes 2,403 shares of restricted stock owned by each of Messrs. Clark, Craig, Falck, Jepsen, Livingston, Loeffler and Ms. Lane and Ms. Wolff, and 1,837 shares of restricted stock owned by Ms. Altobello, all of which vest within 60 days of April 1, 2022.

(2)
The share ownership amounts for Mr. Clark reflected in this table do not include any shares of the Company’s Common Stock which will be issued to him pursuant to the Amphenol Corporation Directors’ Deferred Compensation Plan (the “Directors’ Deferred Compensation Plan”), which is a legacy program that allowed non-employee directors to elect to defer payment of their fees to a future date with the ultimate payment being made in Common Stock. Mr. Clark was appointed to the Board on January 27, 2005 and the cumulative balance in his Directors’ Deferred Compensation Plan account as of April 1, 2022, including credit for dividends paid, is 36,099 unit shares. Commencing with the fourth quarter 2009, Mr. Clark elected to receive his quarterly director’s fees in cash in lieu of shares. Accordingly, in the future the cumulative balance in Mr. Clark’s Director’s Deferred Compensation Plan account will only increase by the number of shares credited for dividends. These shares will be distributed to Mr. Clark following his retirement from the Company’s Board.

(3)
The share ownership amounts in this table include 541,600, 436,600, 1,690,000 and 839,000 shares, which are not owned by Messrs. Doherty, Gavelle, Lampo and Walter, respectively, but which would be issuable upon the exercise of stock options pursuant to the 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries and/or the 2017 Stock Purchase and Option Plan for Key

Employees of Amphenol and Subsidiaries which are exercisable or would be exercisable within 60 days of April 1, 2022. With respect to Mr. Lampo, this table also includes 119,000 shares, of which 24,846 shares are held directly and 94,154 shares are held in trusts over which he has sole voting power. This table also includes 211,412 shares held directly by Mr. Walter.
(4)
The share ownership amounts for Mr. Norwitt in this table include 1,435,326 shares of Common Stock (of which 969,408 shares are owned directly by Mr. Norwitt and 465,918 shares are held in trusts over which he has sole voting power) and 4,237,200 shares which are not owned by Mr. Norwitt but which would be issuable upon the exercise of stock options pursuant to the 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries and the 2017 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries, which are exercisable or would be exercisable within 60 days of April 1, 2022.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s executive officers and directors, and any persons who own more than 10% of the Common Stock, file reports of initial ownership of the Company’s Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission (“SEC”) and furnish the Company with copies of all forms they file pursuant to Section 16(a). As a practical matter, the Company seeks to assist its directors and officers by monitoring transactions and completing and filing reports on their behalf.
Based solely upon a review of the filings with the SEC and written representations from directors and executive officers that no other reports were required, the Company believes that all executive officers and directors of the Company filed all required reports on a timely basis with respect to 2021.
PROPOSAL 1. ELECTION OF DIRECTORS
The Restated Certificate of Incorporation and the By-Laws of the Company, taken together, provide for a Board consisting of not less than three or more than 15 directors. Currently, the number of directors of the Company is ten. Mr. Craig has indicated that he will not stand for re-election after his term expires at the Annual Meeting. The Company thanks Mr. Craig for his years of dedicated service.
Our directors are elected annually. Immediately following the Annual Meeting, the number of directors will be reduced to nine. Accordingly, action will be taken at the Annual Meeting for the re-election of nine directors: Nancy A. Altobello, Stanley L. Clark, David P. Falck, Edward G. Jepsen, Rita S. Lane, Robert A. Livingston, Martin H. Loeffler, R. Adam Norwitt and Anne Clarke Wolff for a term of one year that will expire at the 2023 Annual Meeting.
In accordance with our By-laws, directors are elected by a majority of the votes cast. That means the nominees will be elected if the number of votes cast “for” a director’s election exceeds the number of votes cast “against” such nominee. For this purpose, broker non-votes will not count as votes cast and will have no effect on the elections of directors. Our form of proxy permits you to abstain from voting “for” or “against” a particular nominee. However, shares represented by proxies so designated will count as being present for purposes of determining a quorum but will not count as a vote cast and will have no effect on the election of directors. Such proxies may also be voted on other matters, if any, that may be properly presented at the meeting.
If an incumbent nominee is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our By-laws and Corporate Governance Principles, all nominees for director are required to tender, prior to the mailing of the proxy statement for the meeting at which they are to be re-elected as directors, irrevocable resignations that will be effective upon the occurrence of both (i) the failure to receive the required vote for re-election at any meeting at which they are nominated for re-election and (ii) the Board’s acceptance of such resignation. In the event that, any nominee fails to receive the required vote for re-election, the Nominating/Corporate Governance Committee of the Board must then consider whether to accept the director’s previously tendered resignation and make a recommendation to the Board. The Board will then consider the resignation, and within 90 days after the date of certification of the election results, publicly disclose its decision and the reasons for its decision.

A director whose resignation is under consideration may not participate in any deliberation regarding his or her resignation unless none of the directors received a majority of the votes cast. If the Board accepts a director’s resignation, the Board will then fill any resulting vacancy or decrease the size of the Board in accordance with the By-laws.
It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of each director nominee, except in cases of proxies bearing contrary instructions. In the event that any of these nominees should become unavailable for election for any presently unforeseen reason, the persons named in the proxy will have the right to use their discretion to vote for a substitute.
Information regarding each director nominee that led the Board to conclude that the director should serve on the Board is set forth below and in the table on page 11 under the heading Board of Directors Summary Information. The Company’s goal is to assemble a Board that works together and with management to deliver long-term shareholder value. The Company believes that the nominees and directors set forth below, each of whom is currently a director of the Company, possess the skills and experience necessary to guide the Company in the best interests of its stockholders. The Company’s current Board consists of individuals with proven records of success in their chosen professions and with the Company. They all have high integrity and keen intellect. They are collegial yet independent in their thinking, and have demonstrated the willingness to make the time commitment necessary to be informed about the Company and its relevant industry, including its customers, suppliers, competitors, stockholders and management.
The following information details professional experience and other directorships of public companies during at least the past five years for each of the proposed director nominees. Beneficial ownership of equity securities of the current directors and the proposed director nominees is shown under the caption Security Ownership of Directors and Executive Officers on page 4.

DIRECTOR NOMINEES
Nancy A. Altobello
Ms. Altobello, age 64, has been a Director since 2021. Ms. Altobello was Global Vice Chair, Talent of Ernst & Young (“EY”), where she was responsible for the firm’s global talent and people strategy from July 2014 to June 2018. Prior to that, Ms. Altobello held a number of senior positions at EY, including Americas Vice Chair, Talent; Managing Partner, Northeast Region Audit and Advisory Practices; and Managing Partner, North American Audit Practice. During her time at EY, she also served as the audit partner for a number of leading global, publicly traded corporations. Ms. Altobello is also a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. She is a director of MarketAxess and Wex. At MarketAxess, Ms. Altobello is the chair of the Audit Committee and a member of the Compensation and Talent Committee and at Wex, she is a member of the Audit Committee and the Leadership Development and Compensation Committee. In the past five years, but not currently, Ms. Altobello served on the boards of CA Technologies, Cornerstone OnDemand and MTS Systems Corporation. Assuming she is re-elected to the Board at the Annual Meeting, Ms. Altobello will become a member of the Audit Committee and the Compensation Committee immediately after the Annual Meeting.
Stanley L. Clark
Mr. Clark, age 78, has been a Director since 2005. Mr. Clark is the former Lead Trustee and Senior Advisor of Goodrich, LLC, where he also served as chief executive officer and trustee from 2001 until 2014. He was chief executive officer of Simplex Time Recorder Company from 1998 to 2001 and director from 1996 to 2001, chief operating officer from 1996 to 1998 and group vice president from 1994 to 1996. Prior to working at Simplex Time Recorder Company, he held various positions with Raytheon Company over a period of 17 years, including service as the corporate group vice president for the commercial electronics group and as a director of New Japan Radio Company, a joint venture between Raytheon Company and Japan Radio. Mr. Clark also served four years in the United States Navy. Mr. Clark is Chairman of the Compensation Committee and is a member of the Nominating/Corporate Governance Committee and the Pension Committee.
David P. Falck
Mr. Falck, age 69, has been a Director since 2013. Mr. Falck has more than 40 years of experience as a legal advisor to public and private companies. From 2009 to 2017, Mr. Falck was Executive Vice President and General Counsel of Pinnacle West Capital Corporation and its primary subsidiary, Arizona Public Service Company where he had responsibility for the company’s legal affairs and corporate secretary functions. He continued as Executive Vice President, Law, through April 2018. From 2007 to 2009, he was senior vice president, law for New Jersey-based Public Service Enterprise Group Inc. and served as a member of its executive group. From 1987 to 2007, Mr. Falck was a partner in the New York office of Pillsbury Winthrop Shaw Pittman LLP where he provided strategic advice for a range of clients in the manufacturing, energy and telecommunications industries in the U.S. and abroad, including the Company. Mr. Falck is Chairman of the Nominating/Corporate Governance Committee and is a member of the Audit Committee and the Compensation Committee. Mr. Falck also serves as the Board’s Presiding Director.

Edward G. Jepsen
Mr. Jepsen, age 78, has been a Director since 2005. Mr. Jepsen also served as a Director of the Company from 1989 through 1997. Mr. Jepsen has been Chairman and Chief Executive Officer of Coburn Technologies, Inc., a manufacturer and marketer of lens processing systems and equipment for the ophthalmic industry, since December 2010. Mr. Jepsen was employed as a non-executive Advisor to the Company from 2005 through his retirement in 2006. He was executive vice president and chief financial officer of the Company from 1989 through 2004. Mr. Jepsen is Chairman of the Audit Committee and is a member of the Executive Committee and the Pension Committee.
Rita S. Lane
Ms. Lane, age 59, has been a Director since 2020. Ms. Lane retired from Apple Inc. in 2014 where she had served as Vice President of Operations and oversaw the launch of the iPad® and manufacturing of the Mac® Desktop & Accessories product lines. From 2006 until 2008, Ms. Lane was Senior Vice President Integrated Supply Chain / Chief Procurement Officer at Motorola, Inc. Prior to working at Motorola, Ms. Lane held various senior-level operations roles at IBM for more than 10 years. Ms. Lane also served for five years as a Captain in the United States Air Force. She is a director of L3Harris Technologies, Inc., Sanmina Corporation and Signify B.V. At L3Harris, Ms. Lane is a member of the Compensation Committee and the Finance Committee; at Signify, she is a member of the Nominating/Governance Committee and the Digital Committee; and at Sanmina, she is the Chair of the Nominating/Governance Committee. Ms. Lane is a member of the Nominating/Corporate Governance Committee and the Executive Committee. Assuming she is re-elected to the Board at the Annual Meeting, Ms. Lane will become the Chair of the Executive Committee immediately after the Annual Meeting.
Robert A. Livingston
Mr. Livingston, age 68, has been a Director since 2018. Mr. Livingston served as the President and Chief Executive Officer of Dover Corporation from 2008 through 2018 and also served as its Chief Operating Officer in 2008. From 2007 to 2008, Mr. Livingston served as the president and chief executive officer of Dover Engineered Systems, Inc, and served as the president and CEO of Dover Electronics, Inc. from 2004 to 2007. He also served as the president of Vectron International Inc. in 2004. Mr. Livingston is a member of the Audit Committee, the Compensation Committee and the Executive Committee. Mr. Livingston also currently serves as Director and member of the Compensation Committee and the Executive Committee of RPM International Inc. In the past five years, but not currently, Mr. Livingston served as director of Dover Corporation.
Martin H. Loeffler
Mr. Loeffler, age 77, has been a Director since 1987 and Chairman of the Board since 1997. He had been an employee of the Company for 37 years when he retired in December 2010. He was executive chair of the Company from 2009 to 2010, chief executive officer of the Company from 1996 to 2008 and president of the Company from 1987 to 2007. Prior to assuming the position of president, he oversaw the Company’s international operations, and prior to that served in general management and operations roles in several European countries. He has a technology background with a PhD in physics and experience as a researcher in the field of semiconductors.
R. Adam Norwitt
Mr. Norwitt, age 52, has been a Director since 2009, and an employee of the Company or its subsidiaries for approximately 22 years. He has been President since 2007 and Chief Executive Officer since 2009. Mr. Norwitt was chief operating officer of the Company from 2007 through 2008. He was senior vice president and group general manager, worldwide RF and microwave products division of the Company during 2006 and vice president and group general manager, worldwide RF and microwave products division of the Company from 2004 until 2006. Prior thereto, Mr. Norwitt served as group general manager, general manager and business development manager with various operating groups in the Company, including approximately five years resident in Asia. Mr. Norwitt has a juris doctor degree and trained as a corporate lawyer prior to joining the Company. He also has an MBA degree. He has studied in the United States, Taiwan, China and France.
Anne Clarke Wolff
Ms. Wolff, age 56, has been a Director since 2018. Ms. Wolff is the Founder and Chief Executive Officer of Independence Point Advisors, a woman-owned investment bank and advisory services firm formed in 2021. Previously, Ms. Wolff was a Managing Director at Bank of America from 2011 until 2020 during which time she served as Chairman Global Corporate and Investment Banking and Head of Global Corporate Banking and Leasing. Prior to that, from 2009 to 2011, Ms. Wolff held senior positions at JP Morgan Chase & Company and from 1998 to 2009 at Citigroup. Ms. Wolff began her career at Salomon Brothers, where she held positions of increasing responsibility from 1989 to 1998. Ms. Wolff is Chairman of the Pension Committee and a member of the Audit Committee and the Nominating/Corporate Governance Committee.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS AND THE COMMITTEES OF THE BOARD
Governance Principles
Amphenol’s Corporate Governance Principles meet or exceed the Listing Standards of the New York Stock Exchange (the “NYSE Listing Standards”), including guidelines for determining director independence and reporting concerns to non-employee directors and the Audit Committee. The Company’s Governance Principles, the Code of Business Conduct and Ethics and the charters of each of the Board’s committees are reviewed at least annually and revised as warranted. Amphenol’s Code of Business Conduct and Ethics applies to all employees, directors and officers of the Company and its subsidiaries.
The Company posts the following documents on its website at www.amphenol.com under the heading “Investors”, then “Governance”, and then “Governance Documents”:
Code of Business Conduct and Ethics
Corporate Governance Principles
Global Human Rights Policy
Political Activity Statement
Stock Ownership Guidelines—Directors
Stock Ownership Guidelines—Executives
The Company posts the following charters for its Board committees on its website at www.amphenol.com under the heading “Investors”, then “Governance”, then “Board of Directors” and then “Committee Charters”:
Audit Committee Charter
Compensation Committee Charter
Executive Committee Charter
Nominating/Corporate Governance Committee Charter
Pension Committee Charter
A printed copy of any of these documents will be provided to any stockholder of the Company free of charge upon written request to the Company, c/o Secretary, Amphenol Corporation, 358 Hall Avenue, Wallingford, Connecticut 06492.
Director Independence
The Board has adopted the definition of “independent director” set forth in the NYSE Listing Standards to assist it in making determinations of independence. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination.
The Board has determined that all of the directors are independent of the Company and its management with the exception of Mr. Norwitt who is not considered an independent director because of his current employment with the Company.
Leadership Structure
Mr. Loeffler is Chairman of the Board and Mr. Falck is the Board’s Presiding Director. As Presiding Director, Mr. Falck has the authority to call, schedule and chair executive sessions of the independent directors. After each Board meeting and executive session the Chairman and Presiding Director communicate with the Chief Executive Officer to provide feedback and to effectuate the decisions and recommendations of the directors.
The Board of Directors has determined that at the present time, its current leadership structure, including a Presiding Director, a Chairman of the Board who retired from employment with the Company in 2010 after 37 years of service and a Chief Executive Officer who is an inside director, is appropriate and allows the Board to fulfill its duties effectively and efficiently based on the Company’s current needs. The Presiding Director and independent Chairman of the Board provide a means for the Board to effectively operate independently of the Company’s management. This structure also allows the Board to draw upon the skills and extensive experience of a Chairman, who can ensure that the other directors’ attention is devoted to the issues of greatest importance to the Company and its stockholders, while permitting the Chief Executive Officer to continue to set the strategic direction and drive the ongoing business operations and finances of the Company, all in consultation with the Board of Directors.
Board of Directors Summary Information
The following table sets forth basic information about the experience, skills and backgrounds that our Board considered important in its decision to re-nominate those individuals to our Board. Except for those directors identified as an “audit committee financial expert” (as defined by the applicable rules of the SEC and the NYSE Listing Standards) elsewhere in this proxy statement, the fact that a nominee has an “X” marked next to his or her name for a particular skill does not necessarily mean that the nominee is an “expert” in that area, but rather the mark signifies that the nominee brings meaningful skills and experience to the Board in that particular subject. Each director nominee is individually qualified to make unique, substantial and important contributions. Collectively, our directors’ diverse viewpoints and independent-mindedness enhance the quality and effectiveness of Board deliberations and decision making.
	Nancy A. Altobello	Stanley L. Clark	David P. Falck	Edward G. Jepsen	Rita S. Lane	Robert A. Livingston	Martin H. Loeffler	R. Adam Norwitt	Anne Clarke Wolff
Director Nominee	X	X	X	X	X	X	X	X	X
Independent	X	X	X	X	X	X	X		X
Skills and Experience
-Audit and Finance	X	X		X		X	X	X	X
-Business Development and Strategy	X	X	X	X	X	X	X	X	X
Capital Markets	X	X	X	X		X	X	X	X
-Corporate Governance/ Compliance	X		X		X	X	X	X
-Environmental	X		X		X			X	X
-International	X	X	X	X	X	X	X	X	X
-Manufacturing		X		X	X	X	X	X
-Mergers & Acquisitions	X	X	X	X		X	X	X	X
-Risk Oversight	X	X	X	X	X	X	X	X	X
-Supply Chain		X		X	X	X	X	X
-Talent Development	X	X	X	X	X	X	X	X	X
-Technology		X		X	X	X	X	X
Tenure	Since 2021	Since 2005	Since 2013	1989-1997; since 2005	Since 2020	Since 2018	Since 1987	Since 2009	Since 2018
Age	64	78	69	78	59	68	77	52	56
Gender	F	M	M	M	F	M	M	M	F
Race/ethnicity
-White/Caucasian	X	X	X	X		X	X	X	X
-Under-represented minority(1)					X
Other Public Company Boards	MarketAxess; Wex				L3Harris Technologies; Sanmina Corporation; Signify N.V.	RPM International Inc.
(1)
Under-represented minority means Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, or two or more Races or Ethnicities.

Two of our directors were born outside of the United States and one identifies as LGBTQ+.

Our current Board of Directors also includes John Craig, who will retire from the Board as of the Annual Meeting. Mr. Craig, age 69, has been a Director since 2017. Mr. Craig served as the Chief Executive Officer of EnerSys from 2000 to 2016 and also served as its President from 2000 to 2014. He served as the chairman of EnerSys from 2000 until 2016. Mr. Craig is not a member of the board of directors of any other public company.
Director Selection Process; Board Diversity
The Nominating/Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. A stockholder may recommend any person for consideration as a nominee for director by writing to the Nominating/Corporate Governance Committee, c/o Secretary, Amphenol Corporation, 358 Hall Avenue, Wallingford, CT 06492. Recommendations must be received by December 31, 2022 to be considered for inclusion in the proxy statement for the 2023 Annual Meeting of Stockholders, and must comply with the requirements in the Company’s by-laws. Recommendations must include the name and address of the stockholder making the recommendation, a representation that the stockholder is a holder of record of Common Stock, biographical information about the individual recommended and any other information the stockholder believes would be helpful to the Nominating/Corporate Governance Committee in its evaluation of the individual being recommended by the stockholder as a nominee for director.
Potential candidates for the Board will be evaluated by the Nominating/Corporate Governance Committee on the basis of:
•
character, judgment, personal and professional ethics, integrity and values;

•
business, financial and/or other applicable experience;

•
familiarity with national and international issues affecting the Company’s business;

•
depth of experience, skills and knowledge complementary to the Board and the Company’s business; and

•
ability and willingness to devote sufficient time to effectively carry out the duties and responsibilities of a director of the Company.

The Board believes it functions most effectively when comprised of a diverse set of members, including a healthy mix of short-, mid- and long-serving members. To that end, the Board is committed to a policy of regular refreshment and has regularly engaged a reputable international search firm to identify appropriate candidates. During the last four years, we have added four new independent members to our Board including Anne Clarke Wolff, the Founder and Chief Executive Officer of Independence Point Advisors, Robert Livingston, the retired Chief Executive Officer of Dover Corporation, Rita Lane, the retired Vice President of Operations of Apple Inc., and Nancy A. Altobello, the former Global Vice Chair, Talent of Ernst & Young.
Our Board also believes that diversity includes diversity in terms of background, skills, age, experience and expertise, as well as gender, race, ethnicity and culture. To the extent used, search firms retained by the Nominating/Corporate Governance Committee to assist in identifying qualified candidates are specifically advised to include diverse candidates from traditional and non-traditional environments, including women and people of color (e.g., the “Rooney Rule”). The Nominating/Corporate Governance Committee may also consider such other relevant factors as it deems appropriate. It will make a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board will determine the nominees after considering the recommendation and report of the Nominating/Corporate Governance Committee. The process for considering candidates recommended by a stockholder for Board membership will be no different than the process for candidates recommended by members of the Nominating/Corporate Governance Committee, other members of the Board or management. In connection with the identification and appointment of Ms. Wolff, Mr. Livingston and Ms. Lane, the Board engaged a reputable international search firm, and in each case considered a slate of diverse candidates. Of our ten current directors, two were born outside of the United States and one identifies as (i) an under-represented minority (Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, or two or more Races or Ethnicities) and (ii) LGBTQ+. Three of our current directors are women.

Committees
The Board has five standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, the Pension Committee and the Nominating/Corporate Governance Committee. The Board has determined that all the members of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee are independent and satisfy the relevant SEC and New York Stock Exchange independence requirements for the members of such committees. The Board has determined that all members of the Executive Committee and the Pension Committee are independent. As a result of Mr. Craig retiring at the Annual Meeting, the Board has re-evaluated committee memberships. Immediately after the Annual Meeting, and assuming their re-election to the Board, Ms. Altobello will be appointed to the Audit Committee and the Compensation Committee and Ms. Lane will be appointed as the chair of the Executive Committee.
The following table sets forth information about current committee memberships of the Board.
Current Committee Memberships
Name	Audit Committee	Compensation Committee	Executive Committee	Nominating/ Corporate Governance Committee	Pension Committee
Martin H. Loeffler (Chairman)
Nancy A Altobello
Stanley L. Clark		Chair		X	X
John D. Craig		X	Chair		X
David P. Falck (Presiding Director)	X	X		Chair
Edward G. Jepsen	Chair*		X		X
Rita S. Lane			X	X
Robert A. Livingston	X*	X	X
R. Adam Norwitt
Anne Clarke Wolff	X*			X	Chair

*
Financial Expert

Audit Committee.   The Audit Committee operates under a written charter adopted by the Board. As described more fully in its charter, the principal oversight duties of the Audit Committee include the following: (1) review reports on the evaluation of the Company’s internal controls for financial reporting and systems of disclosure controls and procedures and the Company’s annual audited and quarterly unaudited financial statements and related disclosures therein under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (2) review the Company’s earnings press releases; (3) select, engage, evaluate and replace, if deemed necessary, the independent auditors and approve all audit engagement fees and terms and pre-approve all permissible tax and other non-audit services; (4) review the qualifications, performance and independence of the Company’s independent auditors, including review of the experience and qualifications of the lead audit partner; (5) review and approve the scope of the annual audit of the Company’s financial statements; (6) review the scope and coverage of the Company’s internal audit plan; (7) review the results of internal audits and the procedures for maintaining internal controls; (8) review the integrity and quality of the Company’s financial reporting processes and the selection and quality of the Company’s accounting principles; (9) review critical accounting principles and practices and applicable legal and regulatory standards and principles and their effect on the financial statements of the Company; (10) review and advise on the selection and removal of the internal audit director and review of the internal audit function to ensure it is effective; (11) review significant audit issues identified by the Company’s internal audit function or the Company’s independent auditors and the Company’s responses thereto; (12) review accounting adjustments noted or proposed by the Company’s independent auditors, reports on the Company’s internal controls, and material written communications with the independent auditors; (13) review and discuss the Company’s guidelines and policies for risk assessment and management; (14) discuss the independent auditors matters required to be discussed under the standards of the PCAOB; (15) assist the Board in fulfilling its responsibility for oversight of cybersecurity related matters; (16) establish Company hiring policies for employees of the Company’s independent auditors; (17) establish procedures for the receipt, retention and treatment of employee concerns regarding questionable accounting or auditing matters; (18) review and approve all related-party transactions; (19) review with the Company’s counsel, legal compliance and regulatory matters that could have a significant impact on the Company’s financial statements; and (20) sustain a constructive dialogue with the independent auditors about significant matters relevant to the audit of the financial statements of the Company and of internal control over financial reporting, including communications regarding critical audit matters expected to be described in the auditor’s report. See also Report of the Audit Committee on page 22. The Audit Committee conducts an annual performance self-evaluation, the results of which it reports to the Board. The members of the Audit Committee are David P. Falck, Edward G. Jepsen (Chairman), Robert A. Livingston and Anne Clarke Wolff, each of whom is an independent director as defined under the NYSE Listing Standards. Immediately following the Annual Meeting, and assuming she is re-elected to the Board, Nancy A. Altobello will join the Audit Committee. The Board of Directors has determined that Messrs. Jepsen and Livingston and Mses. Altobello and Wolff are audit committee financial experts as defined by the applicable rules of the SEC and the NYSE Listing Standards, and that each of the members of the Audit Committee is sufficiently proficient in reading and understanding the Company’s financial statements to serve on the Audit Committee.
Compensation Committee.   The Compensation Committee establishes the principles related to the compensation programs of the Company. It approves compensation guidelines, reviews the role and performance of executive officers and key management employees of the Company and its subsidiaries, approves the base compensation, incentive plan target and award and the allocation of stock option awards, if any, for the Chief Executive Officer and reviews and approves the recommendations of the Chief Executive Officer for base compensation and adjustments in base compensation, incentive plan targets and allocations and stock option awards, if any, for the direct reports to the Chief Executive Officer as well as the Company’s other 20 most highly compensated employees. See also the Compensation Discussion and Analysis on page 25 and the Compensation Committee Report on page 36. The Compensation Committee also oversees the compensation of the Board. The Compensation Committee has the authority to retain and solicit the advice of compensation advisors. The Compensation Committee conducts an annual performance self-evaluation, the results of which it reports to the Board. The members of the Compensation Committee are Stanley L. Clark (Chairman), John D. Craig, David P. Falck, and Robert A. Livingston. Following the Annual Meeting, John D. Craig will retire from the Board and, assuming her re-election to the Board, Nancy A. Altobello will join the Compensation Committee.
Executive Committee.   The Executive Committee is empowered to exercise the powers and authority of the Board during the intervals between meetings of the Board. Notwithstanding the foregoing, the Executive Committee does not have power or authority to: (1) approve any transactions or expenditures in an amount exceeding $50 million; (2) amend the Company’s Charter or Bylaws; (3) adopt an agreement or plan of merger, share exchange, or consolidation to which the Company is a party; (4) recommend to the stockholders any action that requires stockholder approval including, but not limited to, (a) the sale, lease, or exchange of all or substantially all of the Company’s property or assets or (b) a dissolution of the Company or a revocation of a dissolution of the Company; (5) remove any director or executive officer from his or her position, or appoint any new director or executive officer, (6) declare a dividend or authorize the issuance of capital stock of the Company; or (7) take any other action or exercise any authority prohibited by law or the Company’s Charter or Bylaws. The Executive Committee meets as necessary and all actions of the Committee are presented to the full Board at the next meeting of the Board. The Executive Committee conducts an annual performance self-evaluation, the results of which it reports to the Board. The members of the Executive Committee are John D. Craig (Chairman), Edward G. Jepsen, Rita S. Lane and Robert A. Livingston. Following the Annual Meeting, John D. Craig will retire from the Board and, assuming her re-election, Rita S. Lane will become Chairman of the Executive Committee.
Nominating/Corporate Governance Committee.   The Nominating/Corporate Governance Committee’s principal duties include the following: (1) assisting the Board in identifying appropriate individuals qualified to serve as directors of the Company and evaluating the qualifications of such individuals; (2) recommending to the Board for selection qualified candidates for all directorships to be filled by the Board or by the stockholders; (3) developing and recommending to the Board a set of corporate governance guidelines applicable to the Company; (4) overseeing and discussing, as necessary and appropriate, a plan for the continuity and development of senior management of the Company and (5) assisting the Board in fulfilling its oversight of relevant sustainability and corporate social responsibility policies, strategies and programs. The Nominating/Corporate Governance Committee conducts an annual performance self-evaluation, the results of which it reports to the Board. The Nominating/Corporate Governance Committee also oversees the annual evaluation of the Board. The members of the Nominating/Corporate Governance Committee are Stanley L. Clark, David P. Falck (Chairman), Rita S. Lane and Anne Clarke Wolff.
Pension Committee.   The Pension Committee administers the Company’s various defined contribution 401(k) plans and the U.S. pension plan (the “Pension Plan”—for more information on the Pension Plan, see the section entitled Pensions and Deferred Compensation beginning on page 42). The Pension Committee has oversight responsibility for funding and investments in the U.S. pension plan and consults with the Chief Financial Officer and the Treasurer of the Company at least annually and with the actuarial consultants and other advisors and the trustee and investment managers of the assets of the Company’s U.S. pension plan as it deems necessary and appropriate. The Pension Committee reviews the liabilities, assets and investments of the Company’s U.S. pension plan as a Committee at least semi-annually. It also ensures there is an appropriate selection of diverse investments for employees of the Company participating in the various defined contribution 401(k) plans and oversees the general administration of the 401(k) plans. The Pension Committee conducts an annual performance self-evaluation, the results of which it reports to the Board. The members of the Pension Committee are Stanley L. Clark, John D. Craig, Edward G. Jepsen and Anne Clarke Wolff (Chairman). Following the Annual Meeting, John D. Craig will retire from the Board.
Meetings of the Board and Committees
During 2021 there were ten formal meetings of the Board. All directors participated in all meetings of the Board and the Committees on which they served in 2021, except that one director missed one of the ten meetings (but did not miss any committee meetings). Directors also attended meetings as invited guests of all Committees on which they did not serve. This included quarterly telephonic meetings of the Audit Committee during which quarterly results were discussed and quarterly press releases reporting operating results were reviewed and approved.
The independent directors of the Company meet in executive session as necessary, but at least quarterly as part of the Board’s regular quarterly meetings. Such private meetings are currently presided over by the Chairman of the Board, the Presiding Director, the chair of the committee or by the director who requests the opportunity to meet in executive session.
The full Board conducts a self-evaluation at least annually to determine whether it and its committees are functioning effectively. The full Board meets at least annually with the Audit Committee, the Compensation Committee, the Executive Committee, the Nominating/Corporate Governance Committee and the Pension Committee to review and discuss each committee’s self-evaluation, including its performance as measured against its charter and the continuing effectiveness of its charter. In addition, the Board discusses with the Nominating/Corporate Governance Committee the corporate governance guidelines that it is responsible for developing and recommending to the Board.
Risk Oversight
The Board is actively involved in overseeing risk management for the Company. This oversight is conducted both directly and through the committees of the Board. At each regularly scheduled quarterly meeting of the Board, the Board reviews various risks facing the Company at such time.
The Audit Committee reviews the Company’s portfolio of risk with management and the Company’s independent public accountants, discusses with management significant financial risks, the Company’s policies with respect to risk assessment and risk management and the actions management has taken to limit, monitor and control financial and other risk exposures. The Audit Committee also reviews the Company’s internal system of audit and financial controls and the process for maintaining financial reporting controls with management and the Company’s independent public accountants. The Committee also assists the Board in fulfilling its responsibility for oversight of cybersecurity-related matters, which are reviewed as appropriate at each regularly scheduled quarterly meeting of the Board.
The Compensation Committee oversees risk management as it relates to compensation plans, policies and practices in connection with structuring the Company’s executive compensation programs and incentive compensation programs for other employees. The Compensation Committee reviews with management whether the compensation programs, including the incentive plans and the stock option plans described in the section entitled Elements of Compensation Program beginning on page 26, are reasonably likely to create incentives for employees that may cause such employees to take excessive or inappropriate risks which could have a material adverse effect on the Company. The Compensation Committee and management have concluded the Company’s compensation programs are not reasonably likely to create incentives for employees that may cause such employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.
The Nominating/Corporate Governance Committee oversees risk management as it relates to executive and senior management continuity and development as well as political activity. It also assists the Board in fulfilling its oversight of relevant sustainability and corporate social responsibility policies, strategies and programs.
The Pension Committee oversees risk management as it relates to the Company’s U.S. pension plan described beginning on page 42. The Pension Committee reviews with management the forecasted liabilities of the U.S. pension plan, the actuarial assumptions used in determining those liabilities, the investments funding those anticipated obligations, the periodic performance of those investments and, as necessary, reviews and recommends revisions to the general investment policies governing the investment of the assets of such pension plan. The Pension Committee also has responsibility for ensuring there is an appropriate selection of diverse investments for those employees participating in the various 401(k) plans sponsored by the Company and oversees the general administration of the 401(k) plans.
Corporate policies encourage employees to report possible violations of Company policy, or any other illegal or unethical conduct by employees, officers or directors of Amphenol, to the employee’s manager, the Amphenol Legal Department, the Audit Committee or the Company ethics hotline. During each of our monthly management operation reviews the Chief Executive Officer and Chief Financial Officer provide feedback on risk management practices to our operating management teams. Our operating management is required to consider risks and risk mitigation strategies as part of their annual budget processes and strategic planning processes and to include specific mitigation strategies.
Human Capital Management and Culture Oversight
The Board is actively involved in overseeing the Company’s employee-related strategies and practices as well as the Company’s culture. This oversight is conducted both directly and through certain of the Board’s committees. At each of its regularly scheduled quarterly meetings, the Board reviews changes in key personnel and, multiple times a year, meets with management to discuss various human resources related topics, including talent development, succession planning, diversity, equity and inclusion initiatives, compensation and culture. We believe the Company’s culture has been a critical component of the Company’s success and reinforcing that culture is a key responsibility of our executive management.
Amphenol is committed to workplace diversity and fostering a culture of equity, inclusion and belonging across our organization. Our business spans the globe and the employees in our facilities reflect the diversity of our geographic footprint. At Amphenol, we promote and maintain a culture of respect and appreciation of differences in our employees. The Company generally relies on local general management in every region, which we believe creates a strong degree of organizational stability and a deep commitment to our people and the local community. A key hallmark of our structure is our entrepreneurial culture that creates clear accountability for each of our general managers, who are our key business leaders. Our core management team is comprised of these general managers, their controllers, as well as our group general managers/controllers, division presidents/controllers and our corporate executive team. Women represented 28% of this core management team at the end of 2021. Of our total employees worldwide, approximately half are women.
We believe that the protection of our employees is a moral obligation. In addition, the safety and well-being of our employees is critical to the successful operation of our business. Our health and safety activities are overseen by our corporate environmental, health, safety and sustainability leadership team and are managed by our local teams, who coordinate on-site safety programs, resources, reporting and training in our facilities. We believe that this model of coaching and tracking at the corporate level, but administering at the facility level, has allowed us to provide training and supervision that better fits the local needs of each of our workforces. Throughout the ongoing COVID-19 pandemic, we have taken significant actions to protect the physical and mental health and well-being of our employees throughout the world, including, in particular, those employees who work in our factories. These actions have included adopting mask requirements, creating social distancing in our factories, upgrading air handling systems to install anti-viral filtration systems, as well as encouraging, enabling and, in certain geographies, requiring employees to be vaccinated against COVID-19 as well as providing free onsite COVID-19 testing and at home test kits in many areas. During more significant localized outbreaks of COVID-19, we have also enabled and encouraged certain employees to work from home, when possible and appropriate, and have taken an integrated approach to helping our employees optimally manage their work and personal responsibilities.
Amphenol recognizes that we have a responsibility to be a positive influence in the communities in which we operate around the world. Most of our community outreach is organized by our local management teams, which helps ensure that our efforts are working in support of the local communities in which our employees live and work. Our local teams are actively supporting their communities in a variety of ways including: school supply drives, local blood drives, mentoring of at-risk students, community clean-up events, local tree planting, holiday-giving events and food delivery services to immobile individuals. Throughout the COVID-19 pandemic, many of our local teams have worked to support their communities through the purchase and donation of supplies and equipment, as well as financial support of local health care institutions.
Oversight of ESG Matters
Our Board of Directors oversees the Company’s ESG strategies and initiatives. The Nominating & Corporate Governance Committee’s responsibilities expressly include “assisting the Board in fulfilling its responsibilities for oversight of relevant sustainability and corporate social responsibility policies, strategies and programs.” Amphenol’s ESG initiatives are governed by a structure of leadership, oversight and goals that encompass our entire Company. These initiatives are governed by a number of policies which outline our principles including in particular our Environmental Policy, Global Human Rights Policy, Diversity, Equity and Inclusion Policy and our Health and Safety Policy, all of which are available on our website. For more information about our Board’s oversight of ESG-related matters, please visit the sustainability section of our website at https://www.amphenol.com/sustainability as well as our most recent Sustainability Report available there.
Director Compensation for the 2021 Fiscal Year
The following table contains information relating to compensation of the Company’s directors who are not named executive officers. The only director who is a named executive officer is Mr. Norwitt. His compensation is described in more detail in the “Summary Compensation Table” on page 37 and in the section entitled Compensation of Named Executive Officers beginning on page 30. Currently, non-employee director compensation consists of an annual retainer fee, committee chair fees and an annual grant of restricted stock. In addition, our Chairman, and beginning in 2022, our Presiding Director each receive an additional fee in connection with performing such roles.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Nancy A. Altobello(1)	38,774	129,306	n/a	n/a	n/a	n/a	168,080
Stanley L. Clark	100,000	160,016	n/a	n/a	n/a	n/a	260,016
John D. Craig	100,000	160,016	n/a	n/a	n/a	n/a	260,016
David P. Falck	100,000	160,016	n/a	n/a	n/a	n/a	260,016
Edward G. Jepsen	105,000	160,016	n/a	n/a	n/a	n/a	265,016
Rita S. Lane	90,000	160,016	n/a	n/a	n/a	n/a	250,016
Robert A. Livingston	90,000	160,016	n/a	n/a	n/a	n/a	250,016
Martin H. Loeffler	250,000	160,016	n/a	n/a	n/a	n/a	410,016
Anne Clarke Wolff	100,000	160,016	n/a	n/a	n/a	n/a	260,016

(1)
Ms. Altobello was appointed to the Board on July 27, 2021 and, accordingly, her fees and stock award were pro-rated from such date.

(2)
The grant date fair value of the 2,403 shares of restricted stock granted to each director (other than Ms. Altobello) on May 20, 2021 was $160,016 computed in accordance with FASB ASC Topic 718. The grant date fair value of the 1,837 shares of restricted stock granted to Ms. Altobello was $129,306 computed in accordance with FASB ASC Topic 718. Unless the date of the Annual Meeting is postponed, which is not currently expected, the restricted stock awards granted to each of the directors indicated in the table above will become fully vested on May 17, 2022.

(3)
The Company does not have a pension plan program applicable to its non-employee directors. Directors who are current or former employees participate in the Company’s Pension Plan (described beginning on page 42) as employees. Messrs. Loeffler and Jepsen participated in the Pension Plan during their prior employment with the Company. Upon retirement, their pension benefits were fixed, and they are no longer accruing any additional benefits under the Pension Plan.

(4)
The Company does not have any other compensation programs for its non-employee directors nor did it provide any other benefits which could be deemed to be compensation for their service.

In February 2022, in connection with its regular and ongoing review of Board compensation, the Board adopted changes to the fee amounts earned by the directors. These fees were last adjusted in 2018. Commencing in January 2022, (i) the annual fee was increased from $90,000 per year to $100,000 per year, (ii) the fee for the Chairman of the Board was increased from $250,000 per year to $280,000 per year, (iii) the additional fee for the Audit Committee Chairman was increased from $15,000 per year to $25,000 per year, (iv) the additional fee for the chairpersons of the other committees of the Board was increased from $10,000 per year to $15,000 per year, (v) a fee for the Presiding Director of $35,000 per year was implemented and (vi) the value of the annual grants of restricted stock awarded to the directors was increased from approximately $160,000 to approximately $180,000. In connection with such changes, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consultant, to provide market data for director compensation at companies similar in size to Amphenol. Meridian also confirmed the final decision was generally aligned with market practice. For more information on Meridian, see the section entitled Role of Compensation Consultant in Compensation Decisions in the Compensation Discussion and Analysis section.
The 2012 Directors Restricted Stock Plan of Amphenol Corporation (the “Directors Restricted Stock Plan”) provides annual grants of restricted stock to the non-employee directors on the first business day after each annual meeting of stockholders and interim pro-rated grants for non-employee directors not initially elected at a regular meeting of the Company’s stockholders. On the grant date, each non-employee director will be awarded shares of Common Stock subject to the restrictions and conditions in the Directors Restricted Stock Plan. In 2021, the number of shares granted was determined by dividing $160,000 by the closing price for the Common Stock on the grant date and rounding up to the next whole share amount. The closing price of the Common Stock on May 20, 2021 was $66.59. Ms. Altobello was appointed to the Board on July 27, 2021 and, accordingly, her restricted stock award was pro-rated. The closing price of the Common Stock on July 27, 2021 was $70.39.

Going forward, the Compensation Committee will monitor and make recommendations to the Company and to the Board regarding the annual retainer fee, committee chair fees, Chairman of the Board and Presiding Director fees and equity compensation elements of the directors’ compensation program to ensure that total director compensation is fair and reasonable and competitive for the purpose of attracting and retaining qualified directors.
Communications with the Board of Directors
Stockholders and other interested parties may communicate directly with members of the Board of Directors c/o Secretary, Amphenol Corporation, 358 Hall Avenue, Wallingford, CT 06492. All communications will be promptly forwarded to the appropriate directors for their review, except that the Board has instructed the Secretary not to forward solicitations, bulk mail or communications that address improper or irrelevant topics or requests for general information.
Board Member Attendance at Annual Meeting of Stockholders
In each of the last ten years, more than 85% of outstanding shares of Common Stock have been voted by proxy and no more than five non-employee stockholders (representing only a nominal number of shares) have personally attended any of the Company’s Annual Meetings of Stockholders. Accordingly, the Company does not require members of the Board to attend the Annual Meeting of Stockholders. The only then current Board member who attended the 2021 Annual Meeting of Stockholders was Mr. Norwitt.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Name and Age	Principal Occupation and Other Information
Lance E. D’Amico Age 53
Senior Vice President since 2019 and Secretary and General Counsel of the Company since 2016. From 2014 to 2016, he was executive vice president, chief administrative officer and general counsel at UTi Worldwide Inc, then a Nasdaq-listed company, and from 2006 to 2014 he was senior vice president and general counsel at such company. Prior to that he served for six years as general counsel and executive vice president at Element K Corporation. In addition, prior to that he was an associate for six years at the law firm of Cravath, Swaine & Moore. He does not serve on the board of directors of any public company. Mr. D’Amico has been an employee of the Company for approximately six years.

William J. Doherty Age 57
President, Communications Solutions Division since 2022, Senior Vice President from 2018 to 2021 and Group General Manager Information Communications and Commercial Products Group of the Company from 2017 to 2021. Mr. Doherty was vice president from 2016 to 2017 and group general manager, IT communications products group of the Company from 2015 to 2016. He was general manager of the high-speed products division of the Company from 2012 to 2014 and general manager of the backplane connectors division from 2007 to 2012. Mr. Doherty was employed for approximately three years by the connection systems division of Teradyne, Inc., which was acquired by Amphenol in 2005. He does not serve on the board of directors of any public company. Mr. Doherty has been an employee of the Company or businesses acquired by the Company for approximately 19 years.

Jean-Luc Gavelle Age 61
President, Interconnect and Sensor Systems Division since 2022, Senior Vice President from 2020 to 2021 and Group General Manager, Interconnect and Sensor Systems Group of the Company from 2014 to 2021. Mr. Gavelle was vice president from 2014 to 2019. From 2012 to 2014, he was CEO of the Connection Technologies/Souriau-Sunbank Division of Esterline Corporation. Prior to that he served in various executive roles at Huber+Suhner AG for 13 years, including as COO. He does not serve on the board of directors of any public company. Mr. Gavelle has been an employee of the Company for approximately eight years.

Name and Age	Principal Occupation and Other Information
Craig A. Lampo Age 52
Senior Vice President and Chief Financial Officer of the Company since 2015. Mr. Lampo was vice president and controller of the Company from 2004 to 2015. He was treasurer from 2004 through 2006. Mr. Lampo was a senior audit manager with Deloitte & Touche LLP from 2002 to 2004. He was an employee of Arthur Andersen LLP from 1993 to 2002. He does not serve on the board of directors of any public company. Mr. Lampo has been an employee of the Company for approximately 18 years.

David Silverman Age 44
Senior Vice President, Human Resources of the Company since 2019, vice president human resources from 2014 to 2018 and senior director, human resources from 2013 to 2014. He was general manager of the Amphenol Alden operating unit from 2010 to 2013. Mr. Silverman was corporate business development manager of the Company from 2007 to 2010. He does not serve on the board of directors of any public company. Mr. Silverman has been an employee of the Company for approximately 15 years.

Luc Walter Age 63
President, Harsh Environment Solutions Division since 2022, Senior Vice President of the Company from 2004 to 2021 and Group General Manager, Military and Aerospace Operations Group of the Company from 2016 to 2021. Mr. Walter was group general manager, international military, aerospace and industrial operations group of the Company from 2004 to 2015. He was director, European military & aerospace operations from 2000 to 2003. He does not serve on the board of directors of any public company. Mr. Walter has been an employee of the Company or its subsidiaries for approximately 38 years.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has undertaken a review of its charter, practices and procedures in order to assure continuing compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related regulatory requirements promulgated by the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Following that review, the Audit Committee confirmed its charter, practices and procedures. The Audit Committee Charter is available on the Company’s website at www.amphenol.com by clicking on the heading “Investors”, then “Governance”, then “Board of Directors”, then “Audit Committee Charter” or by entering the URL https://www.amphenol.com/docs/audit-committee-charter into your web browser’s address bar. In addition, a printed copy of the most current Audit Committee Charter will also be provided to any stockholder free of charge upon written request to Amphenol Corporation, Secretary, 358 Hall Avenue, Wallingford, Connecticut 06492.
The Audit Committee reports as follows:
1.
The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2021 with Company management, which has primary responsibility for establishing and maintaining adequate internal financial controls, preparing the Company’s quarterly and annual financial statements and for the Company’s public reporting process, and with Deloitte & Touche LLP, the Company’s independent public accountants for 2021, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and its own assessment of the Company’s internal control over financial reporting.

2.
The Audit Committee has discussed with Deloitte & Touche LLP those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

3.
The Audit Committee has received the letter and written disclosures from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP that firm’s independence. The Audit Committee has also determined that Deloitte & Touche LLP’s provision of audit and non-audit services to the Company is compatible with that firm’s independence.

4.
Based on the review and discussions referred to above, the Audit Committee has recommended to the Board and the Company that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission. The Audit Committee has also selected Deloitte & Touche LLP as independent public accountants of the Company for fiscal year 2022.

Audit Committee
Edward G. Jepsen, Chairman
David P. Falck
Robert A. Livingston
Anne Clarke Wolff

AUDIT AND NON-AUDIT FEES
Fees billed to the Company by Deloitte & Touche LLP, our independent auditor, for services rendered in 2021 and 2020 were as follows:
Type of Fees	2021	2020
	($ in thousands)
Audit Fees	$6,061	$5,562
Audit-Related Fees(1)	356	100
Tax Fees(2)	547	186
All Other Fees(3)	135	245
Total	$7,099	$6,094

(1)
“Audit-Related Fees” in 2021 and 2020 primarily include fees related to our acquisitions.

(2)
“Tax Fees” in 2021 and 2020 are fees for tax compliance, tax advice and tax planning primarily related to certain international tax matters.

(3)
“All Other Fees” are fees for any services not included in the first three categories and primarily reflect fees related to the Company’s bond offerings.

PRE-APPROVAL OF AUDITOR SERVICES
The Audit Committee has adopted and implemented approval policies and procedures related to the provision of permissible audit, audit-related, tax and other non-audit services by the Company’s independent public accountants. Under these procedures, the Audit Committee has pre-approved the use of the Company’s independent public accountants for specific types of services. These specific types of services include, but are not limited to, audits, services provided in connection with audits, merger and acquisition due diligence, tax services, internal control reviews and reviews of employee benefit plans. The Audit Committee has elected to delegate pre-approval authority to the Chairman of the Audit Committee. For services by the Company’s independent public accountants which are not specifically listed, the Chairman of the Audit Committee has pre-approval authority for engagements where the estimated cost of such services is not expected to exceed $25,000. All engagements performed by the Company’s independent public accountants are to be reported to the Audit Committee on no less frequently than a quarterly basis. Any permitted services by the independent public accountants where the estimated cost of such services is expected to exceed $25,000 for any given project must be pre-approved by the Audit Committee to ensure compatibility with maintaining the accountants’ independence. In 2021, all fees for permitted services were pre-approved in accordance with these policies.
HIRING RESTRICTIONS ON FORMER EMPLOYEES OF AUDITOR
The Audit Committee has also reviewed and confirmed Company policies and procedures imposing restrictions on the hiring of certain individuals employed by or formerly employed by the Company’s independent public accountants including any employee or former employee of the Company’s independent public accountants who currently has or who has previously had any responsibility for the performance of any audit work for the Company or any involvement with the certification of the Company’s financial statements.

PROPOSAL 2. RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
The Audit Committee of the Board of Directors has considered the performance and qualifications of Deloitte & Touche LLP and has selected Deloitte & Touche LLP to act as independent public accountants to examine the financial statements of the Company for the current fiscal year. Deloitte & Touche LLP has acted as independent public accountants for the Company since 1997, and the Audit Committee and management have considered and believe it desirable and in the best interests of the Company to continue the engagement of that firm. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. Such representatives are expected to have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
If the selection of Deloitte & Touche LLP is not ratified by an affirmative vote of a majority of the votes cast at the Annual Meeting, the Audit Committee will review its future selection of independent public accountants in light of that result.
The Board is asking stockholders to approve the following advisory resolution at the 2022 Annual Meeting:
RESOLVED, that the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as independent public accountants for the Company for the year 2022 is hereby RATIFIED.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADVISORY RESOLUTION FOR RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

COMPENSATION DISCUSSION & ANALYSIS
Overview of Compensation.   The Compensation Committee of the Board (referred to in this Compensation Discussion & Analysis as the “Committee”) has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy and guidelines. A primary goal of the compensation philosophy and these guidelines is to align the interests of management with the interests of stockholders to drive shareholder value through performance. The Committee strives to ensure that the total compensation paid to executive officers and key management employees is appropriate and reasonable, while, at the same time, capable of attracting, motivating and retaining the executive officers and key management employees of the Company. The Committee endeavors to keep the structure of the Company’s compensation programs simple, transparent, consistent and broad-based. The Company’s core management compensation program includes base salary, an annual performance-based incentive plan payment opportunity, annual stock option awards, insurance benefits and retirement benefits. This core compensation structure has not changed in more than 10 years.
The Company continues to emphasize performance through its compensation programs. Notwithstanding the unexpected and unprecedented challenges that the COVID-19 pandemic and the inflationary and supply chain disruptions of 2021 created for our management teams, no changes were made to our core compensation program in 2021, including the 2021 Management Incentive Plan.
Throughout this proxy statement, the Company’s Chief Executive Officer and the Chief Financial Officer together with the three other individuals included in the Summary Compensation Table on page 37, are referred to as the “named executive officers”. References to “executive officers and key management employees” in this proxy statement relate to the approximately 850 management personnel of the Company, including the named executive officers, who participated in the Company’s core management compensation programs in 2021.
Say on Pay.   At the 2021 Annual Meeting, the Company’s stockholders cast a non-binding advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the proxy statement for the 2021 Annual Meeting of Stockholders. The proposal received overwhelming support with more than 89% of the shares voted being cast in favor of the proposal. The Board appreciates this show of support, which reaffirms to the Board that the Company’s current management compensation policies and programs support our stockholders’ objectives. The Company believes the philosophy and objectives of its management compensation program, as well as the implementation of the elements of the compensation program, are appropriately geared towards aligning the interests of management with the interests of stockholders to drive shareholder value. No changes were made to the structure of the Company’s core management compensation programs in 2021 or 2022.
The Compensation Committee.   The Committee is currently composed of four independent directors. The activities and actions of the Committee are subject to the review of the full Board. All actions of the Committee are reported to the Board no later than the next subsequent meeting of the full Board following any Committee action.
The Committee has responsibility, from time to time, but at least annually, to:
•
Review and approve the overall compensation philosophy and guidelines for all executive officers and key management employees of the Company and its subsidiaries.

•
Complete an annual performance evaluation of itself.

•
Review and approve changes as necessary and appropriate to the Company’s annual Management Incentive Plan and the Company’s Stock Option Plans as described beginning on pages 27 and 29, respectively.

•
Review and approve the goals relevant to compensation for, and evaluate the performance of, the Company’s Chief Executive Officer; determine and approve, as deemed necessary and appropriate, any changes in his compensation; and approve any incentive plan payments and/or any option awards to the Company’s Chief Executive Officer.

•
Review and approve recommendations from the Company’s Chief Executive Officer related to the incentive plan awards and stock option awards and other related matters for all other executive officers and key management employees.

•
Review and approve recommendations from the Company’s Chief Executive Officer related to specific adjustments to individual base salary and incentive plan targets for all executives reporting directly to the Chief Executive Officer and the other 20 highest paid executives of the Company.

•
Review and approve the Compensation Committee Report for inclusion in the Company’s annual proxy statement.

Role of Compensation Consultant in Compensation Decisions.   The Committee has retained Meridian, an independent compensation consultant, to advise it from time to time on executive and board compensation matters. Meridian reports directly to the Committee and the Committee has sole authority to negotiate the terms of service, including all fees paid to Meridian. In 2021, in conjunction with the Committee’s annual review of executive compensation, Meridian was asked to provide market data for executive compensation at companies similar in size to Amphenol. Meridian does not make any decisions relating to the creation or implementation of the Company’s compensation policies or programs. The Committee and Meridian both evaluated Meridian’s independence in 2021 and concluded that Meridian is independent of the Company.
Role of Executive Officers in Compensation Decisions.   In establishing, reviewing and assessing the appropriateness of compensation levels and adjustments in compensation levels for the executive officers (other than the Chief Executive Officer) and key management employees, the Committee considers the recommendations of certain executive officers of the Company, including in particular Mr. Norwitt. Mr. Norwitt and certain executive officers of the Company review the performance and compensation of the executive officers and key management employees at least annually and any prospective senior management employees as necessary. As part of this process, Mr. Norwitt and such executive officers consider market data provided by Meridian as well as general compensation surveys comprised of widely available information which is generally accessible for purchase or provided without charge to the Company in exchange for participation in the survey. The Company’s human resources department, including the Senior Vice President, Human Resources, also provides data, information and feedback based on its general knowledge of compensation inside and outside of the Company. The accounting department and legal department, including the executive officers in those departments, also compile and analyze data and share this with Mr. Norwitt. The recommendations of these executive officers, including Mr. Norwitt, regarding any salary adjustments, annual incentive plan payments and annual option awards based on individual and operating unit performance, are presented to the Committee. The Committee exercises its discretion in modifying and approving any such recommendations. The Committee’s compensation actions are then submitted to the full Board for ratification and approval. Mr. Norwitt consults with the Committee on essentially all compensation matters but does not participate in the evaluation or determination of his own compensation.
Mr. Norwitt does not vote on any compensation matters considered by the Committee. However, he is available to the Committee as an additional resource to respond to questions and discuss individual and operating unit performance, as well as related compensation matters. The Committee also meets informally from time to time and in executive session following each meeting to discuss compensation matters without Company employees present.
Philosophy and Objectives of Compensation Program.   The Committee continues to strive to develop, refine and implement a complete, consistent and straightforward compensation program that helps to attract, motivate and retain the executive officers and key management employees, and that remains competitive with comparable companies. The program is designed to promote decision making geared to increasing long-term shareholder value while avoiding excessive risk taking. The Committee believes that to further these objectives, executive compensation packages should include both cash and long-term equity-based compensation as well as reasonable benefits.
Elements of Compensation Program.   The Committee endeavors to provide an appropriate mix of different elements of compensation, including finding a balance among (i) fixed versus at-risk compensation, (ii) current versus long-term compensation, (iii) cash versus equity-based compensation and (iv) basic benefits. Cash payments primarily reward current year performance and equity-based awards encourage key management employees, including the named executive officers, to continue to deliver results over a longer period of time and serve as a retention tool. The Committee generally strives to provide equity-based compensation at a level sufficient to drive an appropriate amount of focus on the long-term performance of the Company. The compensation program for executive officers and key management employees, including the named executive officers, generally includes the following elements:
•
Base Salary

•
Performance-Based Incentive Plans

•
Stock Option Plans

•
Insurance Benefits

•
Retirement Benefits

Base Salary.   The Company establishes base salary to provide fixed income at approximately the median level for executives of comparable companies with similar responsibilities. Several elements are considered in setting base salary, including the size, scope and complexity of the executive officer’s or key management employee’s responsibilities, as well as the tenure of the executive officer with the Company. Position, geography and economic and market conditions are also considered, particularly with respect to retention. Base salary must be reasonable, fair and competitive. The Committee also considers the historical, current and forecasted performance of the Company and individual operating units, and the contributions or expected contributions of each executive officer or key management employee to those results when considering proposed adjustments to base salary. Salary levels for all executive officers and key management employees are reviewed and typically adjusted annually. Salary levels are also typically reviewed and may be adjusted in connection with a change in job responsibilities.
Performance-Based Incentive Plans.   Executive officers and key management employees, including the named executive officers (with the exception of key sales and marketing employees who typically have their own sales incentive or commission plans and from time-to-time certain key employees of newly acquired companies who had or have their own incentive plans), were eligible to receive annual cash payments pursuant to the 2021 Management Incentive Plan (the “2021 Management Incentive Plan”). The Committee has reviewed and approved the 2022 Management Incentive Plan (the “2022 Management Incentive Plan”) with terms that are substantially the same as the 2021 Management Incentive Plan. The 2021 Management Incentive Plan and the 2022 Management Incentive Plan are collectively hereinafter referred to as the “incentive plan”. Target payments under the incentive plan when added to fixed base salary are intended to generate total annual cash compensation that the Company believes is reasonable, fair and competitive with annual cash compensation paid to similarly situated employees at other companies with comparable size and performance.
Incentive plan payments have historically totaled in the aggregate less than 2% of the annual consolidated operating income for the Company. There were approximately 505 participants in the 2021 Management Incentive Plan. Approximately 415 participants were paid approximately $35 million representing approximately 1.6% of the Company’s Adjusted Operating Income for 2021. Approximately 90 participants received no incentive plan payment for 2021 performance. There are currently approximately 520 participants in the 2022 Management Incentive Plan who, at achievement of 100% of 2022 performance targets and goals, would be paid an aggregate of approximately $25 million.
The incentive plan provides participants with a cash bonus if certain operating unit and/or Company goals are achieved. A “responsibility unit” in the discussion below refers to the group or business unit for which the employee has management responsibility or to which he or she is assigned. For executive officers and key management employees with global headquarters roles (i.e., Company-wide responsibilities), such as Messrs. Norwitt and Lampo, the Company is considered the responsibility unit. For Messrs. Doherty, Walter and Gavelle, the group over which each served as Group General Manager in 2021 is considered the relevant responsibility unit. The incentive plan is intended to reward participants upon the achievement of the goals for their respective responsibility unit, with discretion for qualitative individual, operating unit and Company performance factors. No annual incentive payments will be made if a threshold performance level of profitability is not achieved for the relevant responsibility unit, absent the occurrence of extenuating circumstances that, in the discretion of the Committee, merit an exception to the threshold profitability performance requirement. As a general rule, no incentive plan payment is made to employees with Company-wide responsibilities if Adjusted Diluted EPS declines year-over-year nor to other employees if the operating income of their respective responsibility unit declines year-over-year.
Incentive plan payment amounts are calculated by multiplying three factors together: (i) a participant’s annual base salary, (ii) a participant’s incentive plan target percentage and (iii) a participant’s incentive plan multiplier.
Incentive plan target percentages for each participant are generally established at the beginning of each year. Incentive plan target percentages for participants in the 2021 Management Incentive Plan ranged from 5% to 150% of annual base salary.
The incentive plan multiplier is determined for each participant after the end of each year by analyzing a number of quantitative factors, subject to qualitative adjustment, as discussed in more detail below. The maximum incentive plan multiplier any recipient may be awarded is 200%. The incentive plan does not guarantee any minimum incentive plan multiplier to any participant. For 2021, participants received incentive plan multipliers ranging from 0% to 200%.
A participant’s incentive plan multiplier is based primarily on responsibility unit performance against quantitative measures established at the beginning of each year. In addition, adjustments are made, when appropriate, for certain qualitative factors as well as for reasonableness and consistency. The quantitative portion of the incentive plan multiplier is contingent upon the Company’s achievement and/or the applicable responsibility unit’s achievement of performance targets and/or goals.
	Responsibility Unit Achievement
	Sales Growth	EPS/Operating Income Growth	Incentive Plan Multiplier
Threshold	0%	0%	0%
Target	7%	11%	100%
Maximum	17.5%	27.5%	200%
The Company continues to believe that the key drivers to generating shareholder value are revenue growth, operating income growth and EPS growth. In 2021 the quantitative performance criteria for (i) participants with Company-wide responsibilities was based on Company revenue and Adjusted Diluted EPS growth in 2021 over 2020 and (ii) other participants was primarily based on responsibility unit revenue and operating income growth in 2021 over 2020 and actual performance in 2021 as compared to 2021 budget. Revenue growth and operating income growth are calculated in local currency for executive officers and key management employees with responsibility units outside the United States.
The specific targets to be achieved by Messrs. Norwitt and Lampo to attain a 100% quantitative portion of the incentive plan multiplier in 2021 were (i) Company revenue growth of at least 7%, and (ii) Company Adjusted Diluted EPS growth of at least 11%. To achieve a 200% quantitative portion of the incentive plan multiplier in 2021 would have required Company revenue growth of at least 17.5% and Company Adjusted Diluted EPS growth of at least 27.5%. In calculating the incentive plan multiplier, Company revenue growth and Company Adjusted Diluted EPS growth are given equal weighting.
The specific targets to be achieved by Messrs. Doherty, Walter and Gavelle to attain a 100% incentive plan multiplier under the 2021 incentive plan were (i) responsibility unit revenue growth of at least 7% and (ii) responsibility unit operating income growth of at least 11%. In addition, for executives that do not have global headquarters roles, such as Messrs. Doherty, Walter and Gavelle, the incentive plan multiplier is adjusted up or down based on achievement to operating income budget. To achieve a 200% quantitative portion of the incentive plan multiplier under the incentive plan in 2021 would have required responsibility unit revenue growth of at least 17.5% and responsibility unit operating income growth of at least 27.5%. In calculating the incentive plan multiplier, responsibility unit operating income growth and responsibility unit revenue growth are given equal weighting.
If Adjusted Diluted EPS or operating income, as applicable, decline, the impact to the incentive plan multiplier is at the discretion of the Committee, but generally has resulted in an overall incentive plan multiplier of 0%. When making calculations for incentive plan purposes, responsibility unit operating income is adjusted for other expenses recorded below operating income.
Once the quantitative portion of the incentive plan multiplier is established, management and/or the Committee, as applicable, consider various qualitative factors and may adjust the incentive plan multiplier accordingly. The qualitative analysis is designed to ensure that a participant is rewarded for responsibility unit performance and individual performance, but also to provide a means to ensure the awards are fair and meet the other goals of the Committee in determining executive compensation. The qualitative portion of the incentive plan may include one or more of the following factors: whether operating margins of the responsibility unit are above or below the average of the Company, balance sheet management including cash flow, operating unit and group contribution to total Company performance, risk management, contributions of responsibility unit to achieving the Company’s sustainability goals, including environmental, social and climate-related targets, and any other factor that the Committee deems relevant under the circumstances. In 2021, there was no qualitative adjustment made with respect to Messrs. Norwitt and Lampo.
In 2022 there is no change in the quantitative performance criteria for the 2022 Management Incentive Plan as compared to the 2021 Management Incentive Plan.
Stock Option Plans.   In May 2017, stockholders approved and the Company adopted the 2017 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the “Original 2017 Option Plan”) and in May 2021, stockholders approved and the Company adopted the Amended and Restated 2017 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (together with the Original 2017 Option Plan, the “2017 Option Plan”). Granting stock options is a simple means to maintain the alignment of the interests of the Company’s executive officers and key management employees with its stockholders and allows executive officers and key management employees to participate in the long-term growth and profitability of the Company. The Committee believes that granting stock options helps create competitive levels of compensation and provides an opportunity for increased equity ownership by executive officers and key management employees (including the named executive officers). All currently outstanding employee stock option grants have a five-year vesting period, with 20% vesting each year. The Committee believes this extended vesting schedule helps retain executive officers and key management employees and encourages them to make decisions that achieve a healthy balance between short and long-term Company performance. The total expense for options granted each year is typically in the range of approximately 3% to 5% of the Company’s annual budgeted consolidated operating income for such year.
The employee stock option plan is administered by the Committee. The Committee will consider recommendations of the Chief Executive Officer and other senior management employees of the Company and determine those employees of Amphenol and its subsidiaries who will be eligible to receive options, the number and the terms and conditions of each option grant, the form of the option agreement and any conditions on the exercise of an option award.
In determining the number of options to be granted to an individual employee, a value is imputed for each option, with reference to the Company’s then current stock price and the Black-Scholes valuation of each option granted. The Committee also considers information regarding the total amount of options available, an individual’s base salary, the amount of stock options, if any, previously awarded to an individual, an individual’s past and expected future contributions to the Company’s financial performance and an individual’s responsibilities for assisting the Company in achieving its long-term strategic goals. The Committee also considers the estimated dilutive effect of options granted each year.
The Committee has historically made annual awards of stock options in the second quarter of each year. Newly hired or promoted executive officers or key management employees have on occasion received an award of stock options at or near the date of appointment. The Committee does not grant stock options with an exercise price that is less than the closing price of the Common Stock on the grant date.
Insurance Benefits.   Each executive officer and key management employee (including the U.S-based named executive officers) is offered the same health and life insurance benefits as other employees working at the same location. The Company also makes a contribution to group term life insurance on behalf of substantially all U.S.-based salaried employees (including the U.S.-based named executive officers) on the same terms and conditions as similarly situated U.S. based salaried employees for which the Company is required to impute compensation for amounts in excess of $50,000 net of employee payments, see table of All Other Compensation under footnote (4) on page 38. Key management employees outside of the U.S. participate in the same insurance programs on the same terms and conditions as similarly situated salaried employees.
Retirement Benefits.   U.S.-based salaried employees (including the U.S.-based named executive officers) may participate in the Company’s Pension Plan, Supplemental Employee Retirement Plan, or SERP, a non-qualified supplemental defined contribution program, or DC SERP, and in the Company’s 401(k) programs on the same terms and conditions as similarly situated U.S.-based salaried employees. For more information on the Pension Plan, the SERP, the DC SERP and 401(k) programs, and each named executive officer’s participation, see the section entitled Pensions and Deferred Compensation beginning on page 42. As certain of the retirement programs are unfunded, i.e. the SERP and the DC SERP, the Company’s executives are incentivized to look after the long-term health of the Company. Key management employees outside of the U.S. participate in the same retirement programs on the same terms and conditions as similarly situated salaried employees.
Perquisites/Other.   Mr. Norwitt was provided with car and driver services in 2021. Mr. Norwitt continues to receive car and driver services in 2022. No other perquisites were provided to the named executive officers in 2021 or are planned in 2022.
Compensation of Named Executive Officers
Company Performance—When reviewing compensation, the Committee reviewed the Company’s 2021 financial results. The Company’s 2021 financial results were prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and reported in the consolidated financial statements included in the Company’s 2021 Annual Report on Form 10-K. Any references to results in this Proxy Statement are specifically to our continuing operations only and exclude discontinued operations. In addition to reviewing relevant GAAP financial measures, the Committee considered non-GAAP measures which it believes are also relevant in gauging year-over-year performance. Thus, Adjusted Operating Income and Adjusted Diluted EPS were considered by the Committee.1
In 2021, the Company achieved record net sales of $10.876 billion, which grew by 26% compared to $8.599 billion in 2020. For the year ended December 31, 2021, GAAP Diluted EPS was $2.51, compared to $1.96 for the year ended December 31, 2020. GAAP Diluted EPS in 2021 included (i) excess tax benefits of $63.4 million ($0.10 per share) related to stock-based compensation resulting from stock option exercises and (ii) a discrete tax benefit of $14.9 million ($0.02 per share) related to the settlement of uncertain tax positions in certain non-U.S. jurisdictions, partially offset by (iii) acquisition-related expenses of $70.4 million ($57.3 million after-tax, or $0.09 per share) comprised primarily of transaction, severance, restructuring and certain non-cash purchase accounting costs related to the acquisitions of MTS Systems Corporation in the second quarter of 2021 and external transaction costs and certain non-cash purchase accounting costs related to the acquisition of Halo Technology Limited in the fourth quarter of 2021. GAAP Diluted EPS in 2020 included (i) excess tax benefits of $42.8 million ($0.07 per share) related to stock-based compensation resulting from stock option exercises and (ii) a discrete tax benefit of $19.9 million ($0.03 per share) related to the settlements of refund claims in a non-U.S. jurisdiction and the resulting adjustments to deferred taxes, partially offset by (iii) acquisition-related expenses of $11.5 million ($10.7 million after-tax, or $0.02 per share)

(1) Explanation of Non-GAAP Financial Measures.   In addition to assessing the Company’s financial condition, results of operations, liquidity and cash flows in accordance with GAAP, management and the Committee utilize certain non-GAAP financial measures defined below when assessing employee compensation measures. Management and the Committee believe that these non-GAAP financial measures are helpful in assessing the Company’s overall financial performance, trends and year-over-year comparative results, in addition to the reasons noted below. Non-GAAP financial measures related to operating income, net income from continuing operations attributable to Amphenol Corporation and diluted EPS from continuing operations exclude income and expenses that are not directly related to the Company’s operating performance during the applicable time period. Items excluded in the presentation of such non-GAAP financial measures in any period may consist of, without limitation, acquisition-related expenses, refinancing-related costs, and certain discrete tax items including but not limited to (i) the excess tax benefits related to stock-based compensation and (ii) the impact of significant changes in tax law.

comprised primarily of external transaction costs related to acquisitions that were announced or closed. Excluding the effects of these items, 2021 Adjusted Diluted EPS was $2.48 and grew by 32% from $1.87 in 2020.
The non-GAAP financial measures should be read in conjunction with the Company’s financial statements presented in accordance with GAAP. See Part II, Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company’s 2021 Annual Report on Form 10-K for further details.
•
Adjusted Diluted EPS is defined as diluted earnings per share from continuing operations (as reported in accordance with GAAP), excluding income and expenses and their specific tax effects that are not directly related to the Company’s operating performance during the years presented. Adjusted Diluted EPS is calculated as Adjusted Net Income from continuing operations attributable to Amphenol Corporation, as defined below, divided by the weighted average outstanding diluted shares as reported in the Consolidated Statements of Income.

•
Adjusted Net Income from continuing operations attributable to Amphenol Corporation is defined as Net income from continuing operations attributable to Amphenol Corporation, as reported in the Consolidated Statements of Income, excluding income and expenses and their specific tax effects that are not directly related to the Company’s operating performance during the years presented.

•
Adjusted Operating Income is defined as Operating income, as reported in the Consolidated Statements of Income, excluding income and expenses that are not directly related to the Company’s operating performance during the years presented.

•
Adjusted Operating Margin is defined as Adjusted Operating Income (as defined above) expressed as a percentage of Net sales (as reported in the Consolidated Statements of Income).

•
Free Cash Flow is defined as (i) Net cash provided by operating activities from continuing operations (“Operating Cash Flow”—as reported in accordance with GAAP) less (ii) capital expenditures (as reported in accordance with GAAP), net of proceeds from disposals of property, plant and equipment (as reported in accordance with GAAP), all of which are derived from the Consolidated Statements of Cash Flow. Free Cash Flow is an important liquidity measure for the Company, as we believe it is useful for management and investors to assess our ability to generate cash, as well as to assess how much cash can be used to reinvest in the growth of the Company or to return to stockholders through either stock repurchases or dividends.

Pay Mix—Compensation programs for the named executive officers emphasize at-risk, performance-based elements geared to encourage management to generate shareholder value, namely stock options and annual incentive plan compensation linked to goals that encourage growth in revenue, operating income and/or Adjusted Diluted EPS. Fixed compensation elements, such as base salary, retirement benefits and other compensation are designed to be market competitive for purposes of retention, and to a lesser extent, recruitment.
Elements of Fixed Compensation	Elements of At-Risk Compensation
• Salary	• Stock Options
• Group Life Insurance	• Annual Incentive Plan Compensation
• Retirement Benefits
• Limited Perquisites
For the Company’s Chief Executive Officer, fixed compensation elements including salary and “all other compensation” comprised approximately 11% of his total 2021 compensation. His at-risk compensation linked to increasing shareholder value comprised approximately 89% of his total 2021 compensation. These at-risk elements include stock options granted with an exercise price equal to the closing price of the Company’s Common Stock on the date of grant which only generate value if the Company’s share price increases after the grant date. The value ascribed to the options for purposes of calculating percentages in this paragraph is the grant date fair value calculated in accordance with ASC Topic 718, as further described in footnote (1) to the Summary Compensation Table on page 37. The other at-risk compensation is annual incentive-plan compensation which historically has not paid out if Adjusted Diluted EPS declines, and rewards the Chief Executive Officer when Company revenues and Adjusted Diluted EPS grow. For the Company’s other named executive officers as a group, fixed compensation elements comprised approximately 19% of total 2021 compensation while at-risk compensation comprised approximately 81% of total 2021 compensation. As with the Chief Executive Officer, the fixed compensation elements for the other named executive officers include salary, retirement benefits and “all other compensation”, while the at-risk items include stock options and annual incentive plan compensation linked to goals that encourage growth in revenues and either Adjusted Diluted EPS or Adjusted Operating Income, depending on the role of the named executive officer.
CEO Compensation.   Mr. Norwitt’s annual base salary at the beginning of 2022 was increased by approximately 3% from $1,355,000 to $1,400,000. Mr. Norwitt’s annual incentive plan target percentage pursuant to the 2022 Management Incentive Plan remains at 150%. In its deliberations about whether and how to adjust these two elements of Mr. Norwitt’s compensation, the Committee concluded that Mr. Norwitt’s base salary should be increased in line with the average increase generally given to other salaried employees of the Company in the United States and the incentive plan target percentage should remain at 150% to continue to emphasize incentive compensation. In arriving at its conclusions, the Committee also considered the annual base salary and target bonus percentages of chief executive officers of similarly-sized companies based on information provided by Meridian.

Based on calculations described in the section entitled Performance-Based Incentive Plans above, the quantitative portion of Mr. Norwitt’s incentive plan multiplier in 2021 was calculated to be 200%, the same percentage calculated for all named executive officers and key management employees with global headquarters roles. His incentive plan payment pursuant to the 2021 Management Incentive Plan was therefore $4,065,000, representing a product of his 2021 base salary of $1,355,000 multiplied by his incentive plan target percentage of 150%, multiplied by the global headquarters incentive plan multiplier of 200%. This was the maximum possible payout under the 2021 Management Incentive Plan.
In May 2021, Mr. Norwitt was awarded 566,000 options pursuant to the 2017 Option Plan with an exercise price of $66.59. The option award reflects the Board’s confidence in his leadership and is designed to further align Mr. Norwitt’s interests with the Company’s stockholders to generate long-term shareholder value. In granting this award to Mr. Norwitt, the Committee considered the Company’s strong performance through the COVID-19 pandemic, the substantial growth in the scale and complexity of the Company during Mr. Norwitt’s tenure as well as the importance of closely aligning Mr. Norwitt’s interests with those of the Company’s stockholders.
In 2021, Mr. Norwitt was provided with car and driver services. The Company expenses associated with this car and driver were $16,535. The imputed value of compensation for group term life insurance provided to Mr. Norwitt in 2021 in excess of $50,000, net of employee payments, was $5,382. The Company continues to provide Mr. Norwitt with car and driver services and to contribute to his group term life insurance in 2022.
Mr. Norwitt continues to participate in the Pension Plan (further described in the section entitled Pension Plan Background commencing on page 42), but his benefits under such Pension Plan were frozen effective December 31, 2006. In 2021, Mr. Norwitt received a 401(k) match of $17,400. The Company made notational contributions to a non-qualified supplemental defined contribution plan, or DC SERP, on behalf of Mr. Norwitt for 2021 of $111,240. Mr. Norwitt continues to participate in the 401(k) Plan and the DC SERP in 2022.
Other Named Executive Officers’ Compensation.   For each of the other named executive officers, in determining annual cash incentive plan payments and stock option awards for 2021, and base salary and incentive plan target adjustments for 2022, the Committee considered each executive’s overall performance, as well as relevant market data from Meridian. In the case of Mr. Lampo, the Committee evaluated the overall performance of the Company and his contributions to that performance. In the case of Messrs. Doherty, Walter and Gavelle, the Committee evaluated their contributions to the performance and results of the group over which each served as Group General Manager.
Mr. Lampo.   In January 2022, Mr. Lampo’s annual base salary was increased by approximately 4% from $625,000 to $650,000.
Based on calculations described in the section entitled Performance-Based Incentive Plans above, the quantitative portion of Mr. Lampo’s incentive plan multiplier in 2021 was calculated to be 200%, the same percentage calculated for all named executive officers and key management employees with global headquarters roles. His incentive plan payment pursuant to the 2021 Management Incentive Plan was therefore $1,000,000, representing a product of his 2021 base salary of $625,000 multiplied by his incentive plan target percentage of 80%, multiplied by the global headquarters incentive plan multiplier of 200%. This was his maximum possible payout under the 2021 Management Incentive Plan.
Mr. Lampo’s incentive plan target percentage pursuant to the 2022 Management Incentive Plan remains at 80% of his base salary, which represents a continued emphasis on performance-based compensation. His potential 2022 Management Incentive Plan payment will range from 0% to 160% of his base salary. This variable, at-risk compensation is designed to incentivize performance in line with the core goal of increasing revenue and profit growth for the Company.
In May 2021, Mr. Lampo was awarded 180,000 options pursuant to the 2017 Option Plan with an exercise price of $66.59.
The imputed value of compensation for group term life insurance provided to Mr. Lampo in 2021 in excess of $50,000, net of employee payments, was $3,312. In 2022, the Company continues to contribute to Mr. Lampo’s group term life insurance. Mr. Lampo continues to participate in the Pension Plan, but his benefits under such Pension Plan were frozen effective December 31, 2006 as described in the section entitled

Pension Plan Background commencing on page 42. In 2021, Mr. Lampo received a 401(k) match of $17,400. The Company made notational contributions to the DC SERP on behalf of Mr. Lampo for 2021 of $30,900. He also continues to participate in the 401(k) plan and the DC SERP in 2022.
Mr. Doherty.   In January 2022, Mr. Doherty’s annual base salary was increased by approximately 18% from $550,000 to $650,000, in connection with his promotion to President, Communications Solutions Division.
Mr. Doherty’s payment pursuant to the 2021 Management Incentive Plan was $715,000, representing the product of his 2021 base salary of $550,000 multiplied by his incentive plan target percentage of 65%, multiplied by his incentive plan multiplier of 200%. This was his maximum possible payout under the 2021 Management Incentive Plan.
Mr. Doherty’s incentive plan target percentage pursuant to the 2022 Management Incentive Plan was increased from 65% to 75% of his base salary in connection with his promotion, which represents a continued emphasis on performance-based compensation. His potential 2022 Management Incentive Plan payment will range from 0% to 150% of his base salary. This variable, at-risk compensation is designed to incentivize performance in line with the core goal of increasing revenue and operating income growth within Mr. Doherty’s division.
In May 2021, Mr. Doherty was awarded 133,000 options pursuant to the 2017 Option Plan with an exercise price of $66.59. In connection with his promotion, in January 2022 he was awarded 126,932 options pursuant to the 2017 Option Plan with an exercise price of $86.50. This award was made in lieu of the award that Mr. Doherty would have received in the second quarter of 2022 consistent with past practice.
The imputed value of compensation for group term life insurance provided to Mr. Doherty in 2021 in excess of $50,000, net of employee payments, was $5,418. In 2022, the Company continues to contribute to Mr. Doherty’s group term life insurance. In 2021, Mr. Doherty received a 401(k) match of $17,400. The Company made notational contributions to the DC SERP on behalf of Mr. Doherty for 2021 of $56,940. He also continues to participate in the 401(k) Plan and the DC SERP in 2022.
Mr. Walter.   In January 2022, Mr. Walter’s annual base salary was increased by approximately 11% from $656,000 to $725,000, in connection with his promotion to President, Harsh Environment Solutions Division.
Mr. Walter’s payment pursuant to the 2021 Management Incentive Plan was $469,040, representing the product of his 2021 base salary of $656,000 multiplied by his incentive plan target percentage of 65%, multiplied by his incentive plan multiplier of 110%. This compared to a maximum possible payout under the 2021 Management Incentive Plan of $852,800.
Mr. Walter’s incentive plan target percentage pursuant to the 2022 Management Incentive Plan was increased from 65% to 75% of his base salary in connection with his promotion, which represents a continued emphasis on performance-based compensation. His potential 2022 Management Incentive Plan payment will range from 0% to 150% of his base salary. This variable, at-risk compensation is designed to incentivize performance in line with the core goal of increasing revenue and operating income growth within Mr. Walter’s division.
In May 2021, Mr. Walter was awarded 133,000 options pursuant to the 2017 Option Plan with an exercise price of $66.59. In connection with his promotion, in January 2022 he was awarded 126,932 options pursuant to the 2017 Option Plan with an exercise price of $86.50. This award was made in lieu of the award that Mr. Walter would have received in the second quarter of 2022 consistent with past practice.
The imputed value of compensation for group term life insurance provided to Mr. Walter in 2021 in excess of $50,000, net of employee payments, was $9,995. In 2022, the Company continues to contribute to Mr. Walter’s group term life insurance. Mr. Walter continues to participate in the Pension Plan, but his benefits under such Pension Plan were frozen effective December 31, 2006 as described in the section entitled Pension Plan Background commencing on page 42. In 2021, Mr. Walter received a 401(k) match of $17,083. The Company made notational contributions to the DC SERP on behalf of Mr. Walter for 2021 of $21,961. He also continues to participate in the 401(k) Plan and the DC SERP in 2022.

Mr. Gavelle.   Mr. Gavelle is employed by a Hong Kong-based subsidiary of the Company. For purposes of this proxy statement compensation amounts paid or calculated in Hong Kong dollars have been converted to US dollars using exchange rates applicable to the point in time the compensation is paid or calculated.* Therefore, US dollar amounts reported in this proxy statement for Mr. Gavelle may vary by small amounts depending on timing and the exchange rate applied. In January 2022, Mr. Gavelle’s annual base salary was increased by approximately 19% from $501,150 to $600,000 (using the average daily US dollar to Hong Kong dollar exchange rate for October 2021 of 0.1285 as reported by Bloomberg), in connection with his promotion to President, Interconnect and Sensor Systems Division.
Mr. Gavelle’s payment pursuant to the 2021 Management Incentive Plan was $650,481, representing the product of his 2021 base salary of $500,370 (using the average daily US dollar to Hong Kong dollar exchange rate for January 2022 of 0.1283 as reported by Bloomberg) multiplied by his incentive plan target percentage of 65%, multiplied by his incentive plan multiplier of 200%. This was his maximum possible payout under the 2021 Management Incentive Plan.
Mr. Gavelle’s incentive plan target percentage pursuant to the 2022 Management Incentive Plan was increased from 65% to 75% of his base salary in connection with his promotion, which represents a continued emphasis on performance-based compensation. His potential 2022 Management Incentive Plan payment will range from 0% to 150% of his base salary. This variable, at-risk compensation is designed to incentivize performance in line with the core goal of increasing revenue and operating income growth within Mr. Gavelle’s division.
In May 2021, Mr. Gavelle was awarded 133,000 options pursuant to the 2017 Option Plan with an exercise price of $66.59. In connection with his promotion, in January 2022 he was awarded 126,932 options pursuant to the 2017 Option Plan with an exercise price of $86.50. This award was made in lieu of the award that Mr. Gavelle would have received in the second quarter of 2022 consistent with past practice.
The imputed value of compensation for group term life insurance provided to Mr. Gavelle in 2021 in excess of $50,000, net of employee payments, was $3,719. In 2022, the Company continues to contribute to Mr. Gavelle’s group term life insurance.

*
Unless otherwise noted, payments or calculations made to Mr. Gavelle for any given year are converted using the annual average US dollar to Hong Kong dollar exchange rate for such year as reported by Bloomberg. The annual average rates for converting Hong Kong dollars to US dollars for 2019, 2020 and 2021 were 0.1276, 0.1289 and 0.1287, respectively.

COMPENSATION COMMITTEE REPORT
The Compensation Committee consists of four directors who are independent directors as defined under the NYSE Listing Standards and the Company’s Governance Principles. The Compensation Committee has undertaken a review of its Charter, practices and procedures. A copy of the current Compensation Committee Charter is available on the Company’s website at www.amphenol.com by clicking on “Investors”, then “Governance”, then “Board of Directors” and then “Compensation Committee Charter”.
The Compensation Committee reports that it has reviewed and discussed the Compensation Discussion & Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion & Analysis be included in this 2022 proxy statement.
Compensation Committee
Stanley L. Clark, Chairman
John D. Craig
David P. Falck
Robert A. Livingston
Compensation Committee Interlocks and Insider Participation
Messrs. Clark, Craig, Falck and Livingston currently serve on the Compensation Committee and each served for all of 2021. None of Messrs. Clark, Craig, Falck or Livingston is or formerly was an employee or officer of the Company. None had a related person transaction with the Company that required disclosure. Mr. Norwitt is the only Board member who was also an employee of the Company during 2021. Mr. Norwitt does not serve on the compensation committee or board of directors of any other company whose executive officer served on our Compensation Committee or Board. Therefore, there is no relationship that requires disclosure as a compensation committee interlock.

SUMMARY COMPENSATION TABLE
The following table summarizes the total compensation provided by the Company to the named executive officers for 2019, 2020 and 2021.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non- Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
R.A. Norwitt President & CEO	2021	1,355,000	0	n/a	7,522,140	4,065,000	0	150,557	13,092,697
	2020	1,315,000	0	n/a	5,804,250	789,000	32,100	97,497	8,037,847
	2019	1,275,000	0	n/a	5,823,500	0	32,500	249,975	7,380,975
C.A. Lampo Senior Vice President & CFO	2021	625,000		n/a	2,392,200	1,000,000	0	51,612	4,068,812
	2020	600,000	0	n/a	2,632,350	180,000	9,600	39,002	3,460,952
	2019	560,000	0	n/a	1,973,860	0	9,800	71,293	2,614,953
W.J. Doherty President, Communications Solutions Division	2021	550,000		n/a	1,767,570	715,000	n/a	79,758	3,112,328
	2020	530,000	0	n/a	1,945,650	689,000	n/a	36,308	3,200,958
	2019	500,000	0	n/a	1,458,940	0	n/a	69,039	2,027,979
L. Walter President, Harsh Environment Solutions Division	2021	656,000	0	n/a	1,767,570	469,040	0	49,039	2,941,649
	2020	637,000	0	n/a	1,945,650	0	116,600	96,084	2,795,334
	2019	618,000	0	n/a	1,458,940	803,400	134,400	93,261	3,108,001
J-L. Gavelle President, Interconnect and Sensor Systems Division	2021	501,768(5)	0	n/a	1,767,570	650,481(6)	n/a	3,719	2,923,538
	2020	465,440(5)	0	n/a	1,945,650	242,159(6)	n/a	3,058	2,656,307
	2019	426,286(5)	0	n/a	1,458,940	386,722(6)	n/a	0	2,271,948

(1)
The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 1—Summary of Significant Accounting Policies; Stock-Based Compensation and Note 7—Equity; Stock-Based Compensation; Stock Options to the Company’s 2021 Annual Report on Form 10-K, except that rules of the SEC require that the amounts shown in this table and its footnotes exclude the impact of assumed forfeitures, if any, related to service based vesting conditions. The amounts in this column do not correspond to the actual value that may be recognized by the named executive officers when any such option awards are actually exercised.

(2)
The non-equity incentive plan compensation for each year was paid in January of the following year.

(3)
In 2006, the Company amended its Pension Plan by freezing accruals effective December 31, 2006 for certain personnel below the age of 50 and/or with certain years of service with the Company. Simultaneously, the Company implemented employer contributions to the Amphenol 401(k) Plan and to a related non-qualified supplemental defined contribution plan, or DC SERP, for those same individuals and for certain new hires. Beginning in 2007, Messrs. Norwitt, Lampo and Walter no longer accrue any additional benefits under the Pension Plan. Notwithstanding that their pension benefits were frozen effective December 31, 2006, the value of the frozen benefits fluctuates as related actuarial assumptions change. The changes in pension value in each case represent the increase and decrease, respectively, in the actuarial present value of their respective benefits under the Pension Plan. In 2021, there was a decrease in pension values for Messrs. Norwitt, Lampo and Walter of $10,600, $3,100 and $22,600, respectively, because of changes in actuarial assumptions in 2021 as compared to 2020. For years in which changes in actuarial assumptions result in a decrease in pension value, rather than report a negative number, a change of $0 is reported.

Messrs. Doherty and Gavelle do not participate in the Pension Plan.

(4)
“All Other Compensation” consists of the following:

Name	Year	Imputed Compensation for Group Life Insurance in Excess of $50,000 Net of Employee Payments ($)	Car & Driver ($)	401(k) Company Contribution ($)	DC SERP Company Contribution ($)	Total ($)
R.A. Norwitt	2021	5,382	16,535	17,400	111,240	150,557
	2020	5,382	13,215	17,100	61,800	97,497
	2019	5,382	24,252	16,566	203,775	249,975
C.A. Lampo	2021	3,312	0	17,400	30,900	51,612
	2020	3,174	0	16,928	18,900	39,002
	2019	2,945	0	16,740	51,608	71,293
W.J. Doherty	2021	5,418	0	17,400	56,940	79,758
	2020	5,212	0	16,396	14,700	36,308
	2019	4,891	0	16,677	47,471	69,039
L. Walter	2021	9,995	0	17,083	21,961	49,039
	2020	9,687	0	17,100	69,297	96,084
	2019	9,381	0	16,800	67,080	93,261
J-L. Gavelle	2021	3,719	0	0	0	3,719
	2020	3,058	0	0	0	3,058
	2019	0	0	0	0	0

(5)
Converted from Hong Kong dollars to US dollars using the annual average exchange rates for each year in which salary was paid as set forth on page 35.

(6)
Converted from Hong Kong dollars to US dollars using the average daily exchange rates reported by Bloomberg for January of 2020, 2021 and 2022, of 0.1287, 0.1290 and 0.1283, respectively, being the months in which the amounts were paid.

Section 162(m) of the Internal Revenue Code
Section 162(m) of the Code places a limit of $1,000,000 per person on the amount of compensation that a public company may deduct in any year with respect to certain current or former executive officers. The Compensation Committee believes that stockholder interests are best served by not restricting the Committee’s flexibility in structuring compensation plans, even though such plans may result in non-deductible compensation expenses. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for U.S. federal income tax purposes.
Employment Agreements
In conjunction with accepting each stock option award, all option award recipients, including each of the named executive officers, becomes party to a stock option agreement with the Company which contemplates, among other things, that a terminated employee may be paid, at the Company’s discretion, fifty percent of base salary in the form of salary continuation following his/her termination for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company.
Pursuant to an employment letter agreement with the Company dated March 22, 1999, the Company has agreed that if Mr. Walter is terminated by the Company without cause, the Company is obligated to (i) pay him lump sum severance equal to 100% of the base compensation he received in the twelve-month period preceding his termination and (ii) relocate him to France if he so chooses.
Except as set forth above, none of the named executive officers are parties to any employment agreements with the Company.
Stock Option Plans
In May 2017, stockholders approved and the Company adopted the 2017 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the “Original 2017 Option Plan”) and in May 2021,

stockholders approved and the Company adopted the Amended and Restated 2017 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (together with the Original 2017 Option Plan, the “2017 Option Plan”). While options remain outstanding under the 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries, as amended (the “2009 Option Plan”), the Company ceased granting options under the 2009 Option Plan at the time the 2017 Option Plan was adopted. The 2009 Option Plan and the 2017 Option Plan are collectively referred to herein as the “Company’s Option Plans”. The Company’s Option Plans provide for the granting of an option to purchase shares not intended or not qualifying as an incentive stock option as defined in Section 422 of the Internal Revenue Code.
No options can be granted at less than the fair market value of the Company’s Common Stock on the date of the grant. The Company is not able to grant any restricted stock awards, stock appreciation rights, dividend equivalent rights, performance units, performance shares or any other stock-based grants other than non-qualified options under the Company’s Option Plans, and stockholder approval is required for any material amendments. Option awards vest in equal annual installments over a five-year period and have a ten-year term. In the event of a death or disability (as defined in the plans), assuming the minimum service requirements have been satisfied, a participant will immediately vest in all outstanding options. The Compensation Committee has discretion to allow continued vesting of unvested options following termination of employment due to retirement at age 65 or older with at least five years of employment with the Company or following termination of employment due to retirement at age 55 or older with at least ten years of employment with the Company. Vesting stops under most other termination situations.
A total of 7,071,600 options were granted under the 2017 Option Plan in May 2021 at an exercise price of $66.59 to approximately 775 employees of the Company including the named executive officers. An aggregate of 524,775 options at exercise prices ranging from $64.26 to $81.46 were also granted under the 2017 Option Plan at other times in 2021 to other employees. The 2017 Option Plan limits the number of options that may be granted to any one participant in any fiscal year to not more than 3,000,000 options, which may be doubled during the first fiscal year a participant commences employment with the Company and/or its subsidiaries.
Of the 100,000,000 shares of Common Stock reserved for issuance pursuant to the 2017 Option Plan, 42,881,160 shares are available for future option grants as of April 1, 2022.
The exercise prices of the 14,244,856 options outstanding as of April 1, 2022 under the 2009 Option Plan range from $13.31 to $32.43 . The exercise prices of the 50,805,714 options outstanding as of April 1, 2022 under the 2017 Option Plan range from $36.45 to $86.50. On April 1, 2022, the market value per share of Common Stock was $75.57 (determined by reference to the closing price listed on the New York Stock Exchange, Inc. Composite Tape).
Repricing of Options/Granting of SARs
Options were automatically repriced and option awards have been restated on a ratable basis in connection with the March 2021 two-for-one stock split to reflect said stock split. Other than this, during the last fiscal year, the Company did not reprice any options nor did it grant any SARs. The Company’s Option Plans do not provide for the granting of SARs or any other stock-based grants.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2021
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Full Grant Date Fair Value ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold #	Target #	Maximum #
R.A. Norwitt	2/2/21	0	2,032,500	4,065,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/20/21	n/a	n/a	n/a	n/a	n/a	n/a	n/a	566,000	66.59	7,552,140
C.A. Lampo	2/2/21	0	500,000	1,000,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/20/21	n/a	n/a	n/a	n/a	n/a	n/a	n/a	180,000	66.59	2,392,200
W.J. Doherty	2/2/21	0	357,500	715,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/20/21	n/a	n/a	n/a	n/a	n/a	n/a	n/a	133,000	66.59	1,767,570
L. Walter	2/2/21	0	426,400	852,800	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/20/21	n/a	n/a	n/a	n/a	n/a	n/a	n/a	133,000	66.59	1,767,570
J-L. Gavelle	2/2/21	0	327,015(3)	654,030(3)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/20/21	n/a	n/a	n/a	n/a	n/a	n/a	n/a	133,000	66.59	1,767,570

(1)
Reflects the possible payouts under the Company’s 2021 Management Incentive Plan. The 2021 Management Incentive Plan is a single-year plan with a single-year performance measure that became final and effective when approved by the Company’s Board of Directors in February 2021 and terminated December 31, 2021. This plan is described in more detail in Performance-Based Incentive Plans on page 27. The non-equity incentive plan compensation for 2021 for all plan participants including the named executive officers was paid, if at all, in January 2022. Amounts actually paid to the named executive officers are indicated in the Summary Compensation Table on page 37.

(2)
Reflects the full grant date fair value of the option awards granted on May 20, 2021, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 1—Summary of Significant Accounting Policies; Stock-Based Compensation and Note 7—Equity; Stock-Based Compensation; Stock Options to the Company’s 2021 Annual Report on Form 10-K, except that rules of the SEC require that the amounts shown in this table and its footnotes exclude the impact of assumed forfeitures, if any, related to service based vesting conditions. The amounts reflected in this column do not correspond to the actual value that may be recognized by the named executive officers when these options are actually exercised.

(3)
The amounts were calculated using a budgeted US dollar to Hong Kong dollar exchange rate of 0.1290 using the average daily rates reported by Bloomberg for November 2020.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR END
Name	Option Awards(1)					Stock Awards(2)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
R.A. Norwitt	1,300,000	0	n/a	29.00	May 25, 2026	n/a	n/a	n/a	n/a
	936,000	234,000(3)	n/a	36.45	May 18, 2027	n/a	n/a	n/a	n/a
	600,000	400,000(4)	n/a	43.99	May 17, 2028	n/a	n/a	n/a	n/a
	380,000	570,000(5)	n/a	44.75	May 22, 2029	n/a	n/a	n/a	n/a
	142,000	568,000(6)	n/a	45.10	May 20, 2030	n/a	n/a	n/a	n/a
	0	566,000(7)	n/a	66.59	May 19, 2031	n/a	n/a	n/a	n/a
C.A. Lampo	300,000	0	n/a	28.99	May 20, 2025	n/a	n/a	n/a	n/a
	360,000	0	n/a	29.00	May 25, 2026	n/a	n/a	n/a	n/a
	320,000	80,000(3)	n/a	36.45	May 18, 2027	n/a	n/a	n/a	n/a
	204,000	136,000(4)	n/a	43.99	May 17, 2028	n/a	n/a	n/a	n/a
	128,800	193,000(5)	n/a	44.75	May 22, 2029	n/a	n/a	n/a	n/a
	64,400	257,600(6)	n/a	45.10	May 20, 2030	n/a	n/a	n/a	n/a
	0	180,000(7)	n/a	66.59	May 19, 2031	n/a	n/a	n/a	n/a
W.J. Doherty	18,600	58,400(3)	n/a	36.45	May 18, 2027	n/a	n/a	n/a	n/a
	150,000	100,000(4)	n/a	43.99	May 17, 2028	n/a	n/a	n/a	n/a
	95,200	142,800(5)	n/a	44.75	May 22, 2029	n/a	n/a	n/a	n/a
	47,600	190,400(6)	n/a	45.10	May 20, 2030	n/a	n/a	n/a	n/a
	0	133,000(7)	n/a	66.59	May 19, 2031	n/a	n/a	n/a	n/a
L. Walter	82,400	0	n/a	29.00	May 25, 2026	n/a	n/a	n/a	n/a
	233,600	58,400(3)	n/a	36.45	May 18, 2027	n/a	n/a	n/a	n/a
	150,000	100,000(4)	n/a	43.99	May 17, 2028	n/a	n/a	n/a	n/a
	95,200	142,800(5)	n/a	44.75	May 22, 2029	n/a	n/a	n/a	n/a
	47,600	190,400(6)	n/a	45.10	May 22, 2030	n/a	n/a	n/a	n/a
	0	133,000(7)	n/a	66.59	May 19, 2031	n/a	n/a	n/a	n/a
J-L. Gavelle	122,200	0	n/a	29.00	May 25, 2026	n/a	n/a	n/a	n/a
	0	54,800(8)	n/a	38.31	July 30, 2027	n/a	n/a	n/a	n/a
	0	100,000(4)	n/a	43.99	May 17, 2028	n/a	n/a	n/a	n/a
	95,200	142,800(5)	n/a	44.75	May 22, 2029	n/a	n/a	n/a	n/a
	47,600	190,400(6)	n/a	45.10	May 20, 2030	n/a	n/a	n/a	n/a
	0	133,000(7)	n/a	66.59	May 19, 2031	n/a	n/a	n/a	n/a

(1)
All options currently outstanding vest at a rate of 20% per year over the first five years of the ten-year option term, subject to certain exceptions.

(2)
No stock awards are contemplated or provided for under the Company’s stock option plans or any other employee plan administered by the Company.

(3)
Of this unvested portion of stock options, 100% is scheduled to vest on May 19, 2022.

(4)
Of this unvested portion of stock options, 50% is scheduled to vest on each of May 18, 2022 and May 18, 2023.

(5)
Of this unvested portion of stock options, 33% is scheduled to vest on each of May 23, 2022, May 23, 2023 and May 23, 2024.

(6)
Of this unvested portion of stock options, 25% is scheduled to vest on each of May 21, 2022, May 21, 2023, May 21, 2024 and May 21, 2025.

(7)
Of this unvested portion of stock options, 20% is scheduled to vest on each of May 20, 2022, May 20, 2023, May 20, 2024 and May 20, 2025 and May 20, 2026.

(8)
Of this unvested portion of stock options, 100% will vest on July 30, 2022.

OPTION EXERCISES AND STOCK VESTED FOR THE 2021 FISCAL YEAR
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R.A. Norwitt	2,400,000	114,395,585	n/a	n/a
C.A. Lampo	144,000	6,389,381	n/a	n/a
W.J. Doherty	165,800	8,299,141	n/a	n/a
L. Walter	82,400	3,677,578	n/a	n/a
J-L. Gavelle	264,800	8,705,282	n/a	n/a
PENSIONS AND DEFERRED COMPENSATION
Pension Plan
Pension Plan Background.   Certain employees of the Company and its U.S. subsidiaries are eligible to participate in the Pension Plan for Employees of Amphenol Corporation, referred to as the Pension Plan, which is a defined benefit pension plan. Benefits are calculated based on the section of the Pension Plan in which an employee participates. The Company also sponsors a supplemental employee retirement plan (the “SERP”) which provides for the payment of the portion of an annual pension which cannot be paid from the Pension Plan as a result of limitations contained in the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).
In 2006, the Company amended the Pension Plan by freezing accruals effective December 31, 2006 for personnel with less extensive service (referred to as the “non-grandfathered participants”). In connection with the freezing of accruals under the Pension Plan, beginning in 2007, the Company implemented employer contributions to the Amphenol 401(k) Plan and to a related non-qualified supplemental defined contribution plan for non-grandfathered participants and certain new employees of the Company and its U.S. subsidiaries. Grandfathered participants will continue to accrue incremental benefits under the Pension Plan and the SERP and will continue to be eligible to participate in the Amphenol 401(k) plan with no employer contributions.
Messrs. Doherty and Gavelle do not participate in the Pension Plan or the SERP. The other named executive officers participate in the Pension Plan and the SERP as non-grandfathered participants. Non-employee directors do not participate in the Pension Plan, although Messrs. Loeffler and Jepsen participated in the Pension Plan and the SERP during their prior employment with the Company.
General Provisions of the Pension Plan.   The normal retirement date under the Pension Plan is the first day of the month following a participant’s 65th birthday. A participant may also retire as of the first day of any month subsequent to the participant’s 55th birthday and completion of either five or ten years of service, however, a participant’s normal retirement benefit is reduced by as much as 50% if payment of retirement benefits commences upon early retirement. Retirement benefits are paid in the form of a life annuity (generally a reduced joint and survivor annuity for married participants). The Company has a policy that prohibits granting extra years of credited service under the Pension Plan.
For the section of the Pension Plan in which Mr. Norwitt participated, the annual normal retirement benefit is equal to the greater of: (i) 1.1% of the participant’s final average pensionable compensation multiplied by the participant’s years of credited service or (ii) 1.8% of the participant’s final average pensionable compensation multiplied by the participant’s years of credited service not in excess of 25 (1% for years in excess of 25) reduced by 2% of the participant’s estimated annual social security benefit multiplied by the participant’s years of credited service not in excess of 30. Average pensionable compensation is equal to the participant’s average annual total compensation, excluding bonuses and incentive plan payments, during the three years prior to the Pension Plan being frozen.
For the section of the Pension Plan in which Messrs. Lampo and Walter participated, the annual normal retirement benefit is equal to the greater of: (i) 2% of the participant’s final average pensionable compensation multiplied by the participant’s years of credited service not in excess of 25 less 2% of the participant’s estimated annual social security benefit multiplied by the participant’s years of credited service not in excess of 25 or

(ii) 1.5% of average pensionable compensation multiplied by credited service not in excess of 15 years. Average pensionable compensation is equal to the participant’s average annual compensation, including bonuses and incentive payments, during the five years immediately prior to the Pension Plan being frozen.
Mr. Walter’s Retirement Benefit Assuming He Elects Early Retirement.   Mr. Walter meets the age and service requirements for early retirement under his section of the Pension Plan. If Mr. Walter were to have elected early retirement as of December 31, 2021, he could have elected to receive his accrued benefit starting at age 65 or a reduced benefit commencing as of his retirement date. The reduced benefit would be equal to the benefit that would otherwise be payable at his normal retirement date ($2,449 per month payable from the Pension Plan and $2,788 per month payable from the SERP), reduced by 1/180th for each of the first 60 months and by 1/360th for each of the months more than 60 by which Mr. Walter’s hypothetical early retirement date precedes his normal retirement date (i.e. 17 months). Using this formula, Mr. Walter’s early retirement benefit, if he had elected early retirement as of December 31, 2021, would have been $2,218 per month payable from the Pension Plan and $2,520 per month payable from the SERP.
Pension Benefits for the 2021 Fiscal Year
Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
R.A. Norwitt(3)	Pension Plan	3.0	113,600	0
	SERP	3.0	38,700	0
C.A. Lampo	Pension Plan	1.0	45,600	0
	SERP	0.0	0	0
W.J. Doherty(4)	n/a	n/a	n/a	n/a
L. Walter(5)	Pension Plan	8.0	436,300	0
	SERP	8.0	501,300	0
J-L. Gavelle(4)	n/a	n/a	n/a	n/a

(1)
Credited service was frozen as of December 31, 2006 for Messrs. Norwitt, Lampo and Walter.

(2)
Computed as of December 31, 2021, the same Pension Plan measurement date used for financial statement reporting purposes with respect to the Company’s audited 2021 financial statements. Calculation of present value reflects FASB ASC Topic 715, “Compensation Retirement Benefits”, disclosure assumptions described in Note 9—Benefit Plans and Other Postretirement Benefits to the Company’s 2021 Annual Report on Form 10-K.

(3)
Although Mr. Norwitt had been employed with the Company or its subsidiaries for approximately eight years when his credited service was frozen, he has only 3.0 years of credited service in the Pension Plan and the SERP. Prior to becoming directly employed by Amphenol Corporation and joining the Pension Plan and the SERP, Mr. Norwitt was employed by Amphenol East Asia Limited, a Hong Kong subsidiary of the Company.

(4)
Messrs. Doherty and Gavelle do not participate in the Pension Plan or the SERP.

(5)
Although Mr. Walter had been employed with the Company or its subsidiaries for approximately 23 years when his credited service was frozen, he has only 8.0 years of credited service in the Pension Plan and the SERP. Prior to becoming directly employed by Amphenol Corporation and joining the Pension Plan and the SERP, Mr. Walter was employed by Amphenol Socapex SAS, a French subsidiary of the Company.

Pension Plan and 401(k) Plan.   Beginning on January 1, 2007, non-grandfathered participants in the Pension Plan, including Messrs. Norwitt, Lampo and Walter, and most U.S.-based employees who were not participants in the Pension Plan as of December 31, 2006, including Mr. Doherty, have been provided a Company contribution to their Company qualified 401(k) savings plan (the “Amphenol 401(k) Plan”) accounts. This contribution is currently equal to 3% of their covered earnings. No employee contribution is required for this 3% Company contribution. Covered earnings include base salary and incentive plan compensation. In addition, the Company matches 50% of the employee’s first 6% contribution of their covered earnings.
Pursuant to the Amphenol 401(k) Plan, during the first four years of a participant’s employment with the Company, the employer contribution vests 25% per year for each year of service. After four full years of employment with the Company, the employer contribution is fully vested. Each of Messrs. Norwitt, Lampo, Doherty and Walter are fully vested in all employer contributions.

The Company also sponsors a non-qualified supplemental defined contribution plan (the “DC SERP”) for selected non-grandfathered participants in the Amphenol 401(k) Plan. Each of our named executive officers except Mr. Gavelle participates in the DC SERP. Participants in the DC SERP are credited with a 6% employer contribution on compensation in excess of the limitations imposed by the Internal Revenue Code. Each participating named executive officer is also permitted to defer up to 6% of his estimated compensation in excess of the limitations imposed by the Internal Revenue Code to a DC SERP account. A participant may elect to defer base salary and non-equity incentive plan compensation under the DC SERP and a participant’s election to defer compensation is made prior to the beginning of each year and is binding for the applicable year. The participant concurrently selects the timing of the distribution of their deferred compensation. Distributions may occur upon termination of employment (which could include retirement, death or disability) or upon a specified future date while still employed (an “in-service distribution”), as elected by the participant. For the named executive officers, any distribution payable on account of termination of employment will not occur until after six months following termination of employment pursuant to Section 409A of the Internal Revenue Code. Compensation deferred by participants and any matching contributions made by the Company are credited to a bookkeeping account that represents the Company’s unsecured obligation to repay the participant in the future.
Nonqualified Deferred Compensation for the 2021 Fiscal Year
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last Fiscal Year-End ($)(5)
R.A. Norwitt	68,465	111,240	844,908	0	4,879,084
C.A. Lampo	19,850	30,900	102,849	0	646,353
W.J. Doherty	16,735	56,940	72,222	0	479,491
L. Walter	0	21,961	34,793	(83,954)	238,781
J-L. Gavelle(6)	n/a	n/a	n/a	n/a	n/a

(1)
Includes amounts credited in the first ten days of 2022 relating to the 2021 earnings and contributions by the executive.

(2)
Reflects the Company’s allocation to the DC SERP for the benefit of Messrs. Norwitt, Lampo, Doherty and Walter for the 2021 fiscal year, and are included in the amounts in the table “All Other Compensation” under footnote (4) on page 38 and in the Summary Compensation Table on page 37. This column also includes amounts credited by the Company in the first ten days of 2022 relating to 2021 earnings and contributions of the executive.

(3)
Reflects the notational earnings of Messrs. Norwitt, Lampo, Doherty and Walter in the DC SERP determined by tracking the increase in value in the bookkeeping account of the hypothetical investment options selected by each of Messrs. Norwitt, Lampo, Doherty and Walter for current year and prior year deferred and matching contributions. The notational earnings or losses in this column are not included in the Summary Compensation Table on page 37 because such notational earnings or losses relate to the increase or decrease in value of compensation the individual elected to defer and such increase or decrease is based on market rates that are determined by reference to mutual funds.

(4)
Mr. Walter had a pre-scheduled distribution on January 15, 2021.

(5)
Reflects the notational amounts in each named executive officer’s DC SERP as of the last day of the 2021 fiscal year. This column does not include amounts credited in the first ten days of 2022 relating to 2021 earnings and contributions by the executive or the Company. The following table indicates the portion of the Aggregate Balance that was reported as compensation as a DC SERP Company contribution reflected in the “All Other Compensation” column in the Summary Compensation Table in the Company’s prior year proxy statements since the DC SERP was initiated in January 2007 or would have been reported had the executive been a named executive officer in those years. Any prior distributions have not been subtracted from the amounts below.

Name	Amounts That Were Reported As Compensation in Prior Year Proxy Statements ($)
R.A. Norwitt	1,144,098
C.A. Lampo	168,735
W.J. Doherty	136,354
L. Walter	413,461
J-L. Gavelle	n/a

(6)
Mr. Gavelle does not participate in the DC SERP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The amount of compensation that may be payable to each named executive officer upon voluntary termination, early retirement, normal retirement, involuntary not-for-cause termination, for-cause termination, termination following a change of control and in the event of disability or death of the executive is shown on the tables on pages 47-49. The amounts shown assume that such termination was effective as of December 31, 2021, and thus include amounts earned through such time and are estimates of the amounts which could have been paid out to the named executive officers in connection with their termination. The actual amounts to be paid out can only be determined in the event of and at the time of such executive’s separation from the Company.
Payments Made Upon Termination.   Regardless of the manner in which a named executive officer’s employment is terminated, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts might include:
•
unused vacation pay;

•
amounts accrued and vested through the Company’s retirement plans;

•
statutory entitlements; and

•
non-equity incentive compensation relating to the fiscal year.

Payments Made Upon Retirement.   The plan administrator (currently the Compensation Committee) has the discretion to decide if options will continue to vest following normal retirement at age 65 with at least five years of employment with the Company or upon early retirement at or after age 55 with more than 10 years of employment with the Company. None of the named executive officers is currently eligible for normal retirement. Messrs. Doherty and Walter are eligible for early retirement with more than 10 years of employment with the Company.
Payments Made Upon Involuntary Not for Cause Termination or Involuntary for Good Reason Termination.   In the event of involuntary not for cause termination or involuntary for good reason termination of any employee, including a named executive officer, in addition to the benefits which might be made as reflected under the heading Payments Made Upon Termination above, the Board has the discretion to decide if options that are not vested at the time of such termination shall vest and the terms of such vesting. The disclosure in the tables below for involuntary not for cause termination and involuntary for good reason termination assumes that the Board has exercised its discretion to continue vesting of all such options.
Payments Made Upon a Change in Control.   Pursuant to the 2009 Option Plan, immediately prior to a change in control (as defined in the plan), all outstanding options held by any employee, including a named executive officer, immediately vest and become exercisable at the discretion of the Board. Pursuant to the 2017 Option Plan, the plan administrator (currently the Compensation Committee) has discretion to accelerate options upon a change in control (as defined in the plan). The disclosure in the tables below relating to change in control assumes that the Board has exercised its discretion to cause all shares to vest.
Payments Made Upon Death or Disability.   In the event of the death or disability of any employee, including a named executive officer, in addition to the benefits which might be made as reflected under the heading Payments Made Upon Termination above, he or she may receive benefits and/or payments under the group term life insurance plan and/or the Company funded disability plan, as appropriate. In the event of death or disability as defined in the Company’s Option Plans, assuming the minimum service requirements have been satisfied, all outstanding options held by such individual will immediately vest. The disclosure in the tables below reflects that the minimum service requirements for all named executive officers have been satisfied.
Health Care Benefits.   The Company does not currently offer any of the named executive officers any enhanced health care benefits on termination for any reason.

R. Adam Norwitt Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination\ Involuntary for Good Reason Termination ($)	For Cause Termination ($)	Change in Control ($)	Disability ($)	Death ($)
Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	4,065,000	4,065,000	4,065,000	4,065,000	0	4,065,000	4,065,000	4,065,000
Pay for covenant not to compete(2)	1,355,000	1,355,000	1,355,000	1,355,000	1,355,000	1,355,000	1,355,000	0
Company funded disability(3)	0	0	0	0	0	0	677,500	0
Vesting of stock options(4)	0	0	0	89,536,260	0	89,536,260	89,536,260	89,536,260

(1)
This is the amount actually paid to Mr. Norwitt in January 2022 pursuant to the 2021 Management Incentive Plan. Assuming a termination event as of December 31, 2021, this amount would only have been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to stock option agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company’s discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Norwitt’s base salary at December 31, 2021 was $1,355,000. Payments are made in the form of salary continuation.

(3)
The Company funds a short-term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $677,500 is based on Mr. Norwitt’s base salary at December 31, 2021 and assumes the maximum possible amount is paid, i.e. 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2021 based on the closing price of the Company’s Common Stock on the NYSE of $87.46 on December 31, 2021.

Craig A. Lampo Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination\ Involuntary for Good Reason Termination ($)	For Cause Termination ($)	Change in Control ($)	Disability ($)	Death ($)
Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	1,000,000	1,000,000	1,000,000	1,000,000	0	1,000,000	1,000,000	1,000,000
Pay for covenant not to compete(2)	625,000	625,000	625,000	625,000	625,000	625,000	625,000	0
Company funded disability(3)	0	0	0	0	0	0	312,500	0
Vesting of stock options(4)	0	0	0	32,910,252	0	32,910,252	32,910,252	32,910,252

(1)
This is the amount actually paid to Mr. Lampo in January 2022 pursuant to the 2021 Management Incentive Plan. Assuming a termination event as of December 31, 2021, this amount would only have been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to stock option agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company’s discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Lampo’s base salary at December 31, 2021 was $625,000. Payments are made in the form of salary continuation.

(3)
The Company funds a short-term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $312,500 is based on Mr. Lampo’s base salary at December 31, 2021 and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2021 based on the closing price of the Company’s Common Stock on the NYSE of $87.46 on December 31, 2021.

William J. Doherty Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination\ Involuntary for Good Reason Termination ($)	For Cause Termination ($)	Change in Control ($)	Disability ($)	Death ($)
Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	715,000	715,000	715,000	715,000	0	715,000	715,000	715,000
Pay for covenant not to compete(2)	550,000	550,000	550,000	550,000	550,000	550,000	550,000	0
Company funded disability(3)	0	0	0	0	0	0	275,000	0
Vesting of stock options(4)	0	0	0	24,264,122	0	24,264,122	24,264,122	24,264,122

(1)
This is the amount actually paid to Mr. Doherty in January 2022 pursuant to the 2021 Management Incentive Plan. Assuming a termination event as of December 31, 2021, this amount would have only been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to stock option agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company’s discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Doherty’s base salary at December 31, 2021 was $550,000. Payments are made in the form of salary continuation.

(3)
The Company funds a short-term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $275,000 is based on Mr. Doherty’s base salary at December 31, 2021 and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2021 based on the closing price of the Company’s Common Stock on the NYSE of $87.46 on December 31, 2021.

Luc Walter Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination\ Involuntary for Good Reason Termination ($)	For Cause Termination ($)	Change in Control ($)	Disability ($)	Death ($)
Severance payment(1)	0	0	0	656,000	0	0	0	0
Relocation expense(2)	0	0	0	250,000	0	0	0	0
Incentive plan compensation(3)	469,040	469,040	469,040	469,040	0	469,040	469,040	469,040
Pay for covenant not to compete(4)	656,000	656,000	656,000	656,000	656,000	656,000	656,000	0
Company funded disability(5)	0	0	0	0	0	0	328,000	0
Vesting of stock options(6)	0	27,120,962	27,120,962	27,120,962	0	27,120,962	27,120,962	27,120,962

(1)
Pursuant to his March 22, 1999 employment letter agreement with the Company, upon an involuntary not for cause termination, Mr. Walter would be entitled to a lump sum severance payment equal to base compensation paid in the last twelve months.

(2)
Pursuant to his March 22, 1999 employment letter agreement with the Company, upon an involuntary not for cause termination, the Company would be obligated to relocate Mr. Walter to France if he so chooses. The relocation expenses are estimated to be $250,000.

(3)
This is the amount actually paid to Mr. Walter in January 2022 pursuant to the 2021 Management Incentive Plan. Assuming a termination event as of December 31, 2021, this amount would have only been paid upon approval by the Compensation Committee.

(4)
Each of the named executive officers is a party to stock option agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company’s discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Walter’s base salary at December 31, 2021 was $656,000. Payments are made in the form of salary continuation.

(5)
The Company funds a short-term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $328,000 is based on Mr. Walter’s base salary at December 31, 2021 and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(6)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2021 based on the closing price of the Company’s Common Stock on the NYSE of $87.46 on December 31, 2021.

Jean-Luc Gavelle Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination\ Involuntary for Good Reason Termination ($)	For Cause Termination ($)	Change in Control ($)	Disability ($)	Death ($)
Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	650,481	650,481	650,481	650,481	0	650,481	650,481	650,481
Pay for covenant not to compete(2)	501,768	501,768	501,768	501,768	501,768	501,768	501,768	0
Company funded disability(3)	0	0	0	0	0	0	n/a	0
Vesting of stock options(4)	0	0	0	24,080,486	0	24,080,486	24,080,486	24,080,486

(1)
This is the amount actually paid to Mr. Gavelle in January 2022 pursuant to the 2021 Management Incentive Plan using the average US dollar to Hong Kong dollar exchange rate of 0.1283 reported by Bloomberg for January 2022. Assuming a termination event as of December 31, 2021, this amount would only have been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to stock option agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company’s discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Gavelle’s base salary at December 31, 2021 was $501,768 using the average annual US Dollar to Hong Kong dollar exchange rate for 2021 of 0.1287 reported by Bloomberg. Payments are made in the form of salary continuation.

(3)
Mr. Gavelle is not eligible for disability benefits from the Company.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2021 based on the closing price of the Company’s Common Stock on the NYSE of $87.46 on December 31, 2021.

CEO PAY RATIO
As required by Section 953(b) of the Dodd Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Norwitt, President and CEO (the “CEO”).
The Company is a vertically integrated manufacturer with extensive labor-intensive operations in numerous low-cost countries. As of December 31, 2021, we estimate that our employee population consisted of approximately 90,000 individuals globally, with a majority of those employees based in low-cost countries. The Company’s disclosed ratio may be higher relative to other companies which rely more heavily on outsourced production or otherwise source products and components from low-cost countries without operating their own manufacturing facilities. We believe our compensation levels are competitive with prevailing wage rates in the local markets in which we operate.
For 2021, our last completed fiscal year:
•
The annual total compensation of the employee identified at the median compensation level (the “Median Employee”) of the Company, other than the CEO, was $16,042.

•
The annual total compensation of the employee identified at the median compensation level (the “Median US Employee”) of US based employees of the Company, other than the CEO, was $55,513.

•
The annual total compensation of the CEO for purposes of determining the CEO Pay Ratio was $13,092,697.

Based on this information, for 2021, the ratio of the annual total compensation of the CEO to the annual total compensation of the Median Employee was estimated to be 816:1 and the ratio of the annual total compensation of the CEO to annual total compensation of the Median US Employee was estimated to be 236:1.
The pay ratios above are reasonable estimates calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodologies described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Moreover, there are a number of factors which make a meaningful comparison of pay ratios difficult, such as industry specific pay differentials, the geographic location of employee populations and a company’s manufacturing strategy (e.g., outsourcing versus insourcing).
To identify the Median Employee, as well as to determine the annual total compensation of the Median Employee, the methodology and the material assumptions, adjustments and estimates that we used were as follows.
In the fourth quarter of 2020, the Company completed a process of collecting surveys of compensation data from our global sites because the Company does not have a global Human Resources Information System (“HRIS”). The data provided statistical sampling of the average total compensation for direct labor, indirect labor, and salaried employees from 175 of our estimated 220 operating sites representing all regions globally. These data were sorted and it was determined that based on our representative survey, the Median Employee was a direct labor employee in one of our China plants with a total annual compensation of $15,009 (based on the average monthly US dollar to RMB exchange rate of 0.1529 as reported by Bloomberg for December 2020), including all compensation (determined in accordance with the summary compensation table rules).
In 2021, the Company concluded that there were not any changes in the employee population or our compensation practices that would significantly affect our pay ratio disclosure and, consequently, that no change to the Median Employee as identified in our 2020 compensation analysis was warranted.
The Median Employee’s annual total compensation for 2021 was $16,042 (based on the average monthly US dollar to RMB exchange rate of 0.1561 in 2021 as reported by Bloomberg), including all compensation (determined in accordance with the summary compensation table rules).
We elected to not exclude any of our employees from the calculation based on the 5% “De Minimis Exemption” adjustment as permitted under SEC rules.
In addition, with respect to US-based employees, in 2021, the Company analyzed data directly from our HRIS in the United States which currently contains compensation information for all our employees in the United States, excluding our US-based employees who recently joined the Company via acquisition who have not yet been added to our HRIS system. Based on that data, the Median US Employee for 2021 (excluding the CEO) was determined to have annual total compensation of $55,513 (determined in accordance with the summary compensation table rules).

PROPOSAL 3. ADVISORY VOTE TO APPROVE
COMPENSATION OF NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, the Board is asking stockholders to approve the following advisory resolution at the 2022 Annual Meeting:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.
The Board recommends a vote FOR this resolution because it believes that the compensation policies and practices of the Company described in the Compensation Discussion and Analysis have been and continue to be effective in helping to achieve the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executive officers’ long-term interests with those of the stockholders and motivating the executive officers to remain with the Company for long and productive careers.
Stockholders are urged to read the Compensation Discussion and Analysis beginning on page 25 of this proxy statement, as well as the Summary Compensation Table and related compensation tables and narrative, appearing on pages 37 through 50 which provide detailed information on the Company’s compensation policies and practices and the compensation of the Company’s named executive officers.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating the Company’s executive compensation program on an ongoing basis. The Board favors a policy of providing for annual say-on-pay advisory votes. It is anticipated the next say-on-pay advisory vote will occur at the Company’s 2023 Annual Meeting of Stockholders.
At the 2021 Annual Meeting of Stockholders, the Company’s stockholders overwhelmingly approved the “say-on-pay” proposal with more than 89% of the shares voted being cast in favor of the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADVISORY
RESOLUTION TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Company has adopted a written policy for the review and approval of transactions and arrangements between the Company and the Company’s current directors, director nominees, current executive officers, greater than five percent stockholders, and their immediate family members. All transactions, regardless of amount, are required to be reported to and reviewed by the General Counsel of the Company who is required to report the results of his review to the Board or independent Directors, as appropriate. Following this review, the Board would determine whether any such transaction is in, or not inconsistent with, the best interests of the Company and its stockholders, taking into consideration whether any such transaction is on terms no less favorable to the Company than those available with unrelated third parties and the related person’s interest in the transaction. As required under the rules of the SEC, transactions that are determined to be directly or indirectly material to the Company or a related person must be disclosed in the Company’s proxy statement.
Affiliates of FMR LLC (“Fidelity”) provide investment management services or other services in connection with the Company’s 401(k) programs, the SERP and the DC SERP. In 2021, with respect to the 401(k) program and DC SERP managed by Fidelity, (i) participants paid $3,149,035 (net) in mutual fund manager’s fees, and $186,336 in participant direct fees and (ii) the Company paid $70,427 in plan sponsor direct fees. In 2021, with respect to the pension plan and related SERP, the Company incurred $323,465 in asset management fees to Fidelity. The related investment management agreements were entered into on an arm’s-length basis.
No other related party transactions were identified during or subsequent to 2021 where the amount involved exceeded $120,000. As such, there are no other transactions to be reported in this proxy statement.
PROHIBITION ON SHORT SALES, TRANSACTIONS IN
DERIVATIVE SECURITIES AND HEDGING
The Company has a written policy prohibiting officers and directors from engaging in (i) short sales of the Company’s securities, (ii) transactions in puts, calls or other derivative securities involving the Company’s securities, (iii) hedging transactions involving the Company’s securities, (iv) purchases of the Company’s securities on margin (other than a cashless exercise of stock options under the Company’s equity plans), and (v) any pledges of the Company’s securities to secure margin or other loans.
STOCK OWNERSHIP GUIDELINES FOR
NON-EMPLOYEE DIRECTORS AND CERTAIN EXECUTIVES
The Company has adopted stock ownership guidelines for its non-employee directors and certain of its executive officers. Each non-employee director is encouraged to own shares of the Company having a total value equal to at least 3x the annual cash retainer for Board service. The CEO is required to own shares of the Company having a total value equal to at least 5x base salary. The CFO is required to own shares of the Company having a total value equal to at least 3x base salary. Any new non-employee director or CEO or CFO will have five years from the date of his/her appointment to attain the required level of stock ownership. For purposes of this requirement, 60% of the value (assuming a cashless exercise) of vested but unexercised stock options count in determining stock ownership. Stock ownership does not include unvested stock options. There may be rare instances where the stock ownership guidelines would place a severe financial hardship on the director or executive. The Compensation Committee of the Board may, in its discretion, modify the stock ownership requirements in special circumstances.
INVESTOR OUTREACH
Amphenol regularly engages with key stockholders to discuss, among other items, governance issues to ensure that management and the Board understand and address issues that are important to the Company’s stockholders. Through these engagements the Company has obtained valuable feedback. For example, in 2022, the Company adopted an amendment to the Company’s By-Laws to provide that in contested elections, directors will be elected under a plurality voting standard. This varies from the Company’s majority voting standard in uncontested elections. In addition, in 2016, the Board adopted an amendment to the Company’s By-Laws that, among other things, implemented “proxy access”, which, subject to the requirements of the By-Laws, permits any stockholder or group of up to 20 stockholders that beneficially owns at least 3% of the

Company’s outstanding Common Stock continuously for three years to nominate candidates for election to the Board and to require the Company to list such nominees in the Company’s proxy statement. In prior years, the Company has taken a variety of other significant actions in response to investor feedback, such as lowering the threshold to call special meetings of stockholders from 50% to 25%, declassifying the Board and providing for the annual election of directors, allowing stockholders to act by written consent and eliminating supermajority voting requirements in the Company’s Articles of Incorporation and By-Laws.
In 2021, in addition to our regular investor engagement, the Company also engaged with a number of other stakeholders on a variety of topics, including various ESG related topics.
The Company’s Board welcomes direct engagement with significant stockholders to discuss matters of interest to such stockholders. Any such an engagement can be arranged by calling Lance D’Amico, our Senior Vice President, General Counsel and Secretary, at (203) 265-8606.
ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)
At Amphenol, we believe that making sustainable business choices, building strong relationships with our stakeholders and engaging in good corporate governance create long-term value for our Company. Whether through minimizing our and our partners’ environmental footprint, following humane labor practices, supporting the development and diversity of our global team, ensuring the strength and integrity of our supply chain or giving back to our communities, we have always believed that it is not just good stewardship, but good business to focus on the long-term sustainability of Amphenol. Throughout Amphenol, we have a shared commitment to create life-changing innovations and products that enable technologies that improve the lives of people around the world, all while supporting the well-being of our employees and communities.
Our Board is actively involved in overseeing the Company’s ESG initiatives. This oversight is conducted both directly and through certain of the Board’s committees. In addition, the Nominating & Corporate Governance Committee’s responsibilities expressly include “assisting the Board in fulfilling its responsibilities for oversight of relevant sustainability and corporate social responsibility policies, strategies and programs.” Amphenol’s ESG initiatives are governed by a number of policies that outline our related principles including in particular our Environmental Policy, Global Human Rights Policy, Diversity, Equity and Inclusion Policy and our Health and Safety Policy, all of which are available on our website. We recognize that ESG practices and initiatives require transparency and accountability. To this end, we publish a Sustainability Report on an annual basis, the most recent of which is available on the home page of our website. We anticipate publishing our 2021 Sustainability Report prior to the Annual Meeting. For more information about our ESG practices and initiatives, please visit the sustainability section of our website at https://www.amphenol.com/sustainability.
Information on or accessed through our website is not incorporated in this proxy statement.
STOCKHOLDER PROPOSALS
Any stockholder wishing to include a proposal in the Company’s proxy statement for the 2023 annual meeting in accordance with Rule 14a-8 of the Exchange Act must submit their proposal in writing by mail to the Secretary of the Company at Amphenol Corporation, 358 Hall Avenue, Wallingford, Connecticut 06492, Attention: Secretary no later than the close of business on December 12, 2022. Stockholder proposals that are sent to any other person or location or by any other means may not be received in a timely manner. In order to avoid controversy, stockholders should submit their proposals by means that permit them to prove the date of delivery. Any stockholder proposal received by the Secretary of the Company after the date specified will not be included in the Company’s proxy statement for the 2023 annual meeting. Further, all proposals submitted for inclusion in the Company’s proxy statement for the 2023 annual meeting must comply with all of the requirements of Rule 14a-8 of the Exchange Act.
Stockholders of the Company are also entitled by the Company’s By-Laws to bring business before the Annual Meeting, including matters not specified in the notice of meeting (other than proposals submitted for inclusion in the Company’s proxy material pursuant to Rule 14a-8 of the Exchange Act), by giving timely notice in writing by mail to the Secretary of the Company at Amphenol Corporation, 358 Hall Avenue, Wallingford, CT 06492, Attention: Secretary. To be timely, notice must be delivered not less than 90 days nor more than 120 days prior to the anniversary of the preceding annual meeting, or, if the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. For the 2023 Annual Meeting of stockholders, notice must be delivered no sooner than January 18, 2023 and no later than February 17, 2023. Such a notice must also conform to the requirements of and set forth the information required by the Company’s By-Laws.
In addition to satisfying the foregoing requirements under the Company’s By-Laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 19, 2023.
In addition, the Company’s By-Laws provide a proxy access right permitting stockholders who have beneficially owned 3% or more of the Company’s Common Stock continuously for at least 3 years to submit director nominations via the Company’s proxy materials for up to 20% of the directors then serving. Notice of proxy access director nominations for the 2023 annual meeting must be delivered in writing by mail to the Secretary of the Company at Amphenol Corporation, 358 Hall Avenue, Wallingford, CT 06492, Attention: Secretary, no earlier than November 12, 2022 and no later than the close of business on December 12, 2022. In addition, the notice must set forth the information required by the Company’s By-Laws with respect to each proxy access director nomination that a stockholder intends to present at the 2023 annual meeting.
A stockholder has given the Company notice of the intent to introduce the following proposal for consideration and action by the stockholders at the Annual Meeting.
The stockholder proposal may contain assertions about the Company that the Company believes are incorrect. The Board has not attempted to refute all assertions and the Company has not corrected any errors in the stockholder proposal. The Company will provide the address and share ownership of the stockholder proponent upon request.
Proposal 4—Special Shareholder Meeting Improvement
Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.
Currently it takes a theoretical 25% of all shares outstanding to call for a special shareholder meeting. This theoretical 25% of all shares outstanding translates into 29% of the shares that vote at our annual meeting. It would be hopeless to think that shares that do not have time to vote would have the time to go through the special procedural steps to call for a special shareholder meeting.
It goes downhill from here. Shares that are not held for one continuous year are excluded from formal participation in asking for a special shareholder meeting. Thus the shareholders who own 29% of the shares that vote at our annual meeting could determine that they own 40% of our shares when length of stock ownership is factored out.
Thus a theoretical right for 25% of shares to call for a special meeting can in practice easily turn into a 40% right to call a special meeting—nothing for Amphenol management to brag about.
We gave 42% support to this same proposal in 2020 for 10% of shares to have the ability to call for a special shareholder meeting. However Amphenol management got a free ride in opposing the 2020 proposal because it misled shareholders—never mentioning in 2020 proxy that 100% of shares held continuously for less than one-year were excluded from formal participation in calling for a special shareholder meeting.

Amphenol management then bragged about how supposedly great it was in following shareholder input. However Amphenol kept shareholders in the dark by not disclosing in 2020 that 100% of shares held continuously for less than one-year were excluded from formal participation in calling for a special shareholder meeting.
In reality Amphenol management follows shareholder input based on Amphenol management withholding key information from shareholders. It is better to have no shareholder engagement than to have corrupt shareholder engagement.
Plus the shares that gave 42% support to the 2020 proposal may have represented a 51% vote from the shares that have access to independent proxy voting advice and do not have to rely only on the biased management opposition statement with key information omitted.
We need an improved right to call for a special shareholder meeting to make up for its current severe limitation.
Please vote yes:
Special Shareholder Meeting Improvement—Proposal 4
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4
The Board has carefully considered this proposal and believes that it is not in the best interests of stockholders in light of Amphenol’s existing special meeting right, which allows stockholders who own at least 25% of our capital stock to call a special meeting of stockholders (the “Existing Special Meeting Right”). The 25% special meeting ownership threshold is consistent with the predominant market practice. Moreover, at each of our 2018, 2019 and 2020 annual meetings of stockholders, our stockholders rejected a proposal very similar to the current proposal. Consequently, the Board UNANIMOUSLY recommends a vote AGAINST this proposal for the following reasons.
A 25% ownership threshold provides a procedural safeguard against abuse, corporate waste and activist investors with short-term goals and is consistent with prevailing market practice.
Amphenol’s Existing Special Meeting Right strikes the appropriate balance between ensuring that stockholders have the ability to call a special meeting of stockholders to act on extraordinary and urgent matters, while at the same time protecting against a misuse of this right by a small number of stockholders whose interests may not be aligned with the remaining 90% of our stockholders.
Failure to aggregate sufficient stock ownership to reach the 25% ownership threshold is a strong indicator that a sufficient interest among the majority of stockholders does not exist to call a special meeting. Lowering this threshold risks giving a small group of stockholders a disproportionate amount of influence over the Company’s affairs.
Convening a special meeting of stockholders imposes significant costs, both administrative and operational. The Board, management and employees must devote a significant amount of time and attention preparing for such meetings, which distracts them from their primary focus of maximizing long-term financial returns for stockholders and operating our business in the best interest of stockholders. In addition, with each special meeting of stockholders, we must incur significant expenses in order to prepare the disclosures required for such meetings, print and distribute materials, solicit proxies and tabulate votes. As a result, special meetings of stockholders should be limited to circumstances where a substantial number of stockholders believe a matter is sufficiently urgent or extraordinary to justify calling a special meeting.
Amphenol’s Existing Special Meeting Right also serves as a protective mechanism against activist investors with short-term goals. Event-driven hedge funds or other activists may pursue a special meeting of stockholders with the goal of being disruptive to our business or to propose issues that prioritize their own short-term exit strategies over the long-term interests of the vast majority of our stockholders. A 25% special meeting threshold ensures that a special meeting of stockholders may only be called by a stockholder or group of stockholders with a substantial stake in our Company. The Existing Special Meeting Right appropriately safeguards stockholder interests and prevents corporate waste, while at the same time ensuring that stockholders have the ability to call special meetings when appropriate.

Moreover, a 25% special meeting ownership threshold is the prevailing market practice. Within the S&P 500, 352 companies afford stockholders the right to call a special meeting of stockholders, with more companies adopting a 25% ownership threshold for allowing stockholders to call a special meeting than any other threshold.
The Existing Special Meeting Right already provides our stockholders with a meaningful right to call a special meeting.
The 25% ownership threshold included in Amphenol’s Existing Special Meeting Right already provides our stockholders with a meaningful right to call a special meeting of stockholders. Based on our current stockholder base, our top three stockholders hold an approximate 26.0% ownership and therefore they could act together to call a special meeting. Those stockholders could also satisfy the Existing Special Meeting Right by partnering with a number of other significant stockholders to call a special meeting. If stockholders holding just 10% of our capital stock had the ability to call a special meeting, then our largest stockholder alone, or a pairing of our second and third largest stockholders with any of our other eight largest stockholders, could act to call a special meeting. This could lead to disproportionate influence over our business by a small number of stockholders.
The Existing Special Meeting Right reflects the input of many of Amphenol’s stockholders, who have consistently and repeatedly rejected similar proposals.
At our 2013 annual meeting of stockholders, our stockholders defeated this exact proposal, which also sought to give holders of 10% of our capital stock the power to call a special meeting of stockholders. In response to the failure of that proposal, we engaged with many of our stockholders to discuss, among other items, the ability of our stockholders to call a special meeting. After careful consideration and in response to stockholder feedback, the Board amended the By-Laws in 2014 in order to lower the threshold of the Company’s voting power required to call a special meeting of stockholders from 50% to 25%, creating the Existing Special Meeting Right. Most recently, at our 2018, 2019 and 2020 annual meetings of stockholders, our stockholders once again defeated proposals very similar to the current proposal, which sought to give holders of 10% (in 2018 and 2019) and 15% (in 2020) of our capital stock the power to call a special meeting of stockholders.
We are committed to regular stockholder engagement and strong and effective corporate governance policies that provide sufficient avenues for stockholders to meaningfully engage in Company affairs.
Amphenol regularly engages with key stockholders to discuss, among other items, governance issues to ensure that management and the Board understand and address issues that are important to the Company’s stockholders. Our existing governance policies provide stockholders with numerous avenues to address and discuss our business and governance policies with the Board, and demonstrate our responsiveness and willingness to engage with stockholders and provide them with a meaningful voice.
Based on stockholder feedback over the past years, the Board has approved amendments to the Company’s By-Laws that, among other things:
•
adopted “proxy access;”

•
implemented the Existing Special Meeting Right;

•
declassified the Board and provided for annual election of directors;

•
allowed stockholders to act by written consent; and

•
eliminated the supermajority voting requirements in the Company’s Articles of Incorporation and By-Laws.

These corporate governance policies provide our stockholders with many opportunities to be heard and to engage directly with the Board.
We note that the proponent of this stockholder proposal, Mr. John Chevedden, accuses the Company of “corrupt shareholder engagement”. We would be remiss not to state unequivocally that this statement is inaccurate, offensive and completely at odds with the facts. The fact is that the Company regularly engages with a wide array of stockholders and the Company has continued to incorporate that feedback into its corporate governance policies.
In light of the existing opportunities for stockholder engagement, including the Existing Special Meeting Right, the Board believes that the adoption of this proposal will not make a meaningful difference in our stockholders’ ability to engage with the Board or influence Amphenol’s business or governance policies.
For the above reasons, the Board has determined that it is not in the best interests of Amphenol or its stockholders to adopt this proposal. Doing so is unnecessary in light of Amphenol’s Existing Special Meeting Right, which allows stockholders who have held their shares for at least one year and who own at least 25% of our capital stock to call a special meeting of stockholders.
For these reasons, the Board UNANIMOUSLY urges stockholders to vote AGAINST the proposal to decrease the stockholder threshold to call a special meeting of stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

GENERAL AND OTHER MATTERS
At the date of this proxy statement, the Company knows of no business that will be brought before the 2022 Annual Meeting of Stockholders other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments thereof, the persons named as proxies in the accompanying proxy will vote them in accordance with their discretion and judgment on such matters.
The Company has herewith and/or heretofore provided each stockholder whose proxy is being solicited hereby, a copy of the Company’s 2021 Annual Report, including financial statements. Written requests for additional copies should be directed to: Controller, Amphenol Corporation, 358 Hall Avenue, Wallingford, Connecticut 06492. The Company’s 2021 Annual Report, including financial statements, is also available from the Company’s website at www.amphenol.com by clicking on “Investors”, then “Financials” and then “2021 Annual Report”.
If you need directions to attend the Annual Meeting and vote in person, please call 203-265-8606.
PLEASE DATE AND SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
REPLY ENVELOPE ON WHICH NO POSTAGE NEED BE AFFIXED IF MAILED
IN THE UNITED STATES.
By Order of the Board of Directors,
Lance E. D’Amico
Senior Vice President, Secretary and General Counsel
April 11, 2022

Notice of Annual Meeting
and
Proxy Statement
Annual Meeting of Stockholders, May 18, 2022
IMPORTANT: Your proxy is enclosed. Please fill in, date, sign and return your proxy promptly in the enclosed stamped envelope whether or not you plan to be present at the meeting. You may still vote in person if you attend the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 18, 2022: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2021 are available at www.edocumentview.com/APH.

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Amphenol® VOTE

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ENDORSEMENT_LINE______________ SACKPACK_____________

2022 Annual Meeting Proxy Card

1. Election of Nine Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Nancy A. Altobello	☐	☐	☐	04 - Edward G. Jepsen	☐	☐	☐	07 - Martin H. Loeffler	☐	☐	☐
02 - Stanley L. Clark	☐	☐	☐	05 - Rita S. Lane	☐	☐	☐	08 - R. Adam Norwitt	☐	☐	☐
03 - David P. Falck	☐	☐	☐	06 - Robert A. Livingston	☐	☐	☐	09 - Anne Clarke Wolff	☐	☐	☐

	For	Against	Abstain
4. Stockholder Proposal: Special Shareholder Meeting Improvement	☐	☐	☐

C 1234567890 JNT
1 U P X 5 3 2 0 0 3

03KZ0C

1 U P X01 - Nancy A. Altobello02 - Stanley L. Clark03 - David P. Falck04 - Edward G. Jepsen05 - Rita S. Lane06 - Robert A. Livingston07 - Martin H. LoefflerFor Against Abstain For Against Abstain For Against Abstain08 - R. Adam Norwitt09 - Anne Clarke WolffUsing a black ink pen, mark your votes with an X as shown in this example.Please do not write outside the designated areas.03KZOC++Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please givefull title.Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature Date (mm/dd/yyyy) — Please print date below. within the box.B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q2022 Annual Meeting Proxy CardA Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3The Board of Directors recommends a vote AGAINST Proposal 4.2. Ratify the Selection of Deloitte & Touche LLP as IndependentPublic Accountants4. Stockholder Proposal: Special ShareholderMeeting Improvement1. Election of Nine Directors:For Against Abstain3. Advisory Vote to Approve Compensation of NamedExecutive Officers NOTE: SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORETHE MEETING OR ANY ADJOURNMENT THEREOF.For Against Abstain000004MR A SAMPLEDESIGNATION (IF ANY)ADD 1ADD 2ADD 3ADD 4ADD 5ADD 6ENDORSEMENT_LINE______________ SACKPACK_____________MMMMMMMMMMMMMMMMMMMMMMMM5 3 2 0 0 3MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDC 1234567890 J N TC123456789MMMMMMMMMMMMM MMMMMMM000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext

Notice of 2022 Annual Meeting of StockholdersProxy Solicited by Board of Directors for Annual Meeting — May 18, 2022The undersigned, revoking previous proxies as relating to these shares, hereby acknowledges receipt of the Notice of 2022 Annual Meeting and ProxyStatement dated April 11, 2022 in connection with the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 11:00 a.m. on May 18, 2022at the World Headquarters of the Company, 358 Hall Avenue, Wallingford, Connecticut 06492 and hereby appoints R. Adam Norwitt, Craig A. Lampo andLance E. D’Amico, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to voteall shares of the Class A Common Stock of AMPHENOL CORPORATION (the “Company”) registered in the name provided herein which the undersigned isentitled to vote at the Annual Meeting, and at any postponements or adjournments thereof, with all the powers the undersigned would have if personallypresent, including discretionary authority to vote on any matters properly presented for consideration at the Annual Meeting. Without limiting the generalauthorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement.SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.(Items to be voted appear on reverse side)AMPHENOL CORPORATIONq IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qChange of Address — Please print new address below. Comments — Please print your comments below.C Non-Voting Items

Amphenol® VOTE

2022 Annual Meeting Proxy Card

1. Election of Nine Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Nancy A. Altobello	☐	☐	☐	04 - Edward G. Jepsen	☐	☐	☐	07 - Martin H. Loeffler	☐	☐	☐
02 - Stanley L. Clark	☐	☐	☐	05 - Rita S. Lane	☐	☐	☐	08 - R. Adam Norwitt	☐	☐	☐
03 - David P. Falck	☐	☐	☐	06 - Robert A. Livingston	☐	☐	☐	09 - Anne Clarke Wolff	☐	☐	☐

	For	Against	Abstain
4. Stockholder Proposal: Special Shareholder Meeting Improvement	☐	☐	☐

1 U P X 5 3 2 0 0 3

03KZPC

1 U P X01 - Nancy A. Altobello02 - Stanley L. Clark03 - David P. Falck04 - Edward G. Jepsen05 - Rita S. Lane06 - Robert A. Livingston07 - Martin H. LoefflerFor Against Abstain For Against Abstain For Against Abstain08 - R. Adam Norwitt09 - Anne Clarke WolffUsing a black ink pen, mark your votes with an X as shown in this example.Please do not write outside the designated areas.03KZPC++Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please givefull title.Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature Date (mm/dd/yyyy) — Please print date below. within the box.B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q2022 Annual Meeting Proxy CardA Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 31. Election of Nine Directors:The Board of Directors recommends a vote AGAINST Proposal 4.2. Ratify the Selection of Deloitte & Touche LLP as IndependentPublic Accountants4. Stockholder Proposal: Special ShareholderMeeting ImprovementFor Against Abstain3. Advisory Vote to Approve Compensation of NamedExecutive Officers NOTE: SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORETHE MEETING OR ANY ADJOURNMENT THEREOF.For Against AbstainMMMMMMMMM 532003MMMMMMMMMMMM

Notice of 2022 Annual Meeting of StockholdersProxy Solicited by Board of Directors for Annual Meeting — May 18, 2022The undersigned, revoking previous proxies as relating to these shares, hereby acknowledges receipt of the Notice of 2022 Annual Meeting and ProxyStatement dated April 11, 2022 in connection with the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 11:00 a.m. on May 18, 2022at the World Headquarters of the Company, 358 Hall Avenue, Wallingford, Connecticut 06492 and hereby appoints R. Adam Norwitt, Craig A. Lampo andLance E. D’Amico, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to voteall shares of the Class A Common Stock of AMPHENOL CORPORATION (the “Company”) registered in the name provided herein which the undersigned isentitled to vote at the Annual Meeting, and at any postponements or adjournments thereof, with all the powers the undersigned would have if personallypresent, including discretionary authority to vote on any matters properly presented for consideration at the Annual Meeting. Without limiting the generalauthorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement.SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.(Items to be voted appear on reverse side)AMPHENOL CORPORATIONq IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.